Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

TA OPERATING LLC, Plaintiff, Counterclaim-Defendant, v. COMDATA, INC., and FLEETCOR TECHNOLOGIES, INC., Defendants, Counterclaimants.	) ) ) ) ) ) ) ) ) )	C.A. No. 12954-CB

MEMORANDUM OPINION

Date Submitted: June 16, 2017
Date Decided: September 11, 2017

Robert S. Saunders, Joseph O. Larkin, and Jessica R. Kunz, SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, Wilmington, Delaware; Jane E. Willis, Matthew L. McGinnis, and C. Thomas Brown, ROPES & GRAY LLP, Boston, Massachusetts; Attorneys for Plaintiff.

David E. Ross, ROSS ARONSTAM & MORITZ LLP, Wilmington, Delaware; Evan R. Chesler, Kevin J. Orsini, CRAVATH, SWAINE & MOORE LLP, New York, New York; Attorneys for Defendants.

BOUCHARD, C.

This post-trial decision resolves a contractual dispute between TA Operating LLC and Comdata, Inc., which have been business partners for more than two decades. TA is one of the three largest operators of travel centers in the United States, specializing in providing fuel and other amenities to professional truck drivers along America’s highways. Comdata is one of the largest fuel card providers to the trucking industry.

In early 2011, in response to competitive pressures, Comdata wanted to implement a cardless fueling solution, which was touted as a way to combat fraudulent fuel transactions. Comdata adopted as its solution a radio frequency identification (“RFID”) technology known as SmartQ and, in the fall of 2011, approached TA with a proposal for TA to implement SmartQ at its travel centers. The discussions quickly led to simultaneous negotiations of a new RFID agreement to implement SmartQ and, at TA’s request, an amendment to the then-governing merchant agreement between TA and Comdata, which sets the prices TA must pay Comdata for the fueling transactions it processes.

A new RFID agreement and the amendment were signed together in December 2011. The amendment extended the term of the merchant agreement for another six years, replacing the original expiration date of January 2, 2016 with a new expiration date of January 2, 2022, and reduced the transaction fees Comdata was entitled to charge TA. The amendment expressly referred to the RFID agreement as part of the consideration for the amendment. The RFID agreement did not include a specific deadline for implementing SmartQ or indicate that time was of the essence for its implementation. Instead, it provided that TA and Comdata would “reasonably cooperate” to complete the integration of the RFID system with TA’s point of sale system “as soon as reasonably practical.”

The parties performed under the RFID agreement and the merchant agreement, as amended, for almost five years, during which TA encountered a number of difficulties implementing SmartQ. In particular, TA ran into problems integrating the SmartQ technology with its point of sale system, which TA decided to replace when its point of sale system became unstable. During this five-year period, Comdata never suggested to TA that it had failed to comply with its obligations under the merchant agreement or the RFID agreement. That changed in 2016, after FleetCor Technologies, Inc. had acquired Comdata and installed a new CEO at Comdata, who was intent on raising the revenues Comdata derived from its three largest travel center customers.

On September 7, 2016, as part of the new CEO’s revenue-enhancement strategy, Comdata sent TA a notice of default, asserting (1) that TA had breached the RFID agreement by failing to install SmartQ at all of its travel centers, (2) that TA’s agreement to purchase and install the RFID technology was the consideration for Comdata to enter into the amendment to the merchant agreement in 2011, and thus (3) that Comdata would terminate the merchant agreement amendment unless TA cured the alleged default within thirty days. On October 13, 2016, the last day of the cure period, TA reported to Comdata that it had successfully installed SmartQ at approximately 90% of its travel centers and thus had substantially performed its obligations under the RFID agreement. Comdata disagreed and notified TA a few weeks later that it had failed to cure its breach of the RFID agreement, and thus that the merchant agreement, as amended, was terminated immediately. Contending it no longer was contractually limited in the fees it could charge TA, Comdata began charging TA significantly higher transaction fees effective February 1, 2017.

Soon after receiving the notice of default, TA filed this action asserting, among other claims, that Comdata breached the merchant agreement, as amended. For the reasons explained below, I conclude based on the weight of the evidence adduced at trial, (1) that the RFID agreement was partial consideration for Comdata to enter into the amendment, (2) that TA did not materially breach its obligation in the RFID agreement to reasonably cooperate to complete the integration of SmartQ with TA’s point of sale system as soon as reasonably practical, and, in any event, (3) that Comdata’s own material breach of the RFID agreement excused any purported failure of TA to cure an alleged breach of the RFID agreement. Thus, under Tennessee law, which governs the claims in this case, Comdata was not entitled to terminate the merchant agreement, as amended.

The net result of this decision is that TA is entitled to, among other things, an order requiring Comdata to specifically perform under the merchant agreement, as amended, as well as damages against Comdata for the difference between the transaction fees TA has paid to Comdata since February 1, 2017 and what it would have paid during this period under the fee structure in the amendment to the merchant agreement.

I.                                        BACKGROUND

The facts recited in this opinion are my findings based on the testimony and documentary evidence of record from a four-day trial held in April 2017 during which six fact witnesses and one expert witness testified. I accord the evidence the weight and credibility I find it deserves.

A.                                    The Parties

Plaintiff TA Operating LLC (“TA”) is a Delaware limited liability company with its principal place of business in Westlake, Ohio.1 TA operates a nationwide network of 225 full-service travel centers that are primarily located along the interstate highway system. These centers offer a broad range of fuel and nonfuel products and services, such as diesel fuel, gasoline, truck repair and maintenance, sit-down restaurants, convenience stores, showers, and other amenities.2 TA’s two

1 Pre-Trial Order (“PTO”) ¶ 10.

2 PTO ¶ 38.

major competitors are Pilot Travel Centers LLC (“Pilot”) and Love’s Travel Stops & Country Stores, Inc. (“Love’s”),3 which, together with TA, are the three largest travel center operators in the United States.4 Tom O’Brien was the Chief Executive Officer of TA during all times relevant to the issues in this case.5

Defendant Comdata, Inc. (“Comdata”) is a Delaware corporation with its principal place of business in Brentwood, Tennessee.6 Comdata provides payment methods for a number of industries, and currently is a leading provider of fuel cards to the trucking industry.7 Fuel cards function like charge cards and allow truckers to purchase fuel, lodging, food, and related products and services at participating travel centers. They also allow trucking companies to access data that helps the trucking companies control and monitor their fleet operations.8

Defendant FleetCor Technologies, Inc. (“FleetCor”) is a Delaware corporation headquartered in Norcross, Georgia. Its stock is publicly traded on the New York Stock Exchange under the ticker symbol “FLT.” FleetCor and its subsidiaries provide credit and debit payment services to third parties, including

3 Tr. 8-9 (O’Brien).

4 PTO ¶ 39.

5 PTO ¶ 20.

6 PTO ¶ 11.

7 PTO ¶¶ 40, 42.

8 PTO ¶¶ 40-41.

truckers, trucking companies, and merchants that sell goods and services to truckers and trucking companies.9

On November 14, 2014, FleetCor acquired Comdata. Since the acquisition, Comdata has been a wholly owned subsidiary of FleetCor.10 During the period relevant to this case, Comdata has had four different presidents. Steve Stevenson was the President of Comdata from February 2011 to December 2013,11 when he was succeeded by Stuart Harvey.12 After FleetCor’s acquisition of Comdata in November 2014, Randy Morgan replaced Harvey as the President of North American Trucking.13 In July 2015, Gregory Secord replaced Morgan as President of Comdata and President of North American Trucking at FleetCor.14

B.                                  TA and Comdata Negotiate the 2010 Merchant Agreement

The business relationship between TA and Comdata spans more than two decades and involves a succession of merchant agreements. 15 These merchant agreements require TA to accept Comdata fuel cards and Comdata to process, and

9 PTO ¶ 13.

10 PTO ¶ 12.

11 PTO ¶ 27.

12 Tr. 504 (Morgan).

13 PTO ¶ 19; Tr. 503-04 (Morgan).

14 PTO ¶ 25.

15 PTO ¶ 43; Tr. 11-12 (O’Brien).

sometimes fund, transactions made at TA locations in exchange for transaction fees.16 Comdata is TA’s largest single processor of transactions, processing more than 40% or roughly $2 billion of TA’s diesel fuel transactions in 2016.17

In early 2010, with the then-operative merchant agreement set to expire, Comdata and TA began negotiating a new agreement.18 Before 2010, TA paid a flat transaction fee to Comdata.19 During the 2010 negotiations, Comdata proposed that TA pay a percentage fee based on the dollar value of each transaction, subject to a cap, for certain categories of transactions.20 Comdata’s proposal roughly would have tripled TA’s cost of acceptance on those transactions.21

On December 15, 2010, after almost one year of “tough” negotiations,22 TA and Comdata executed a new merchant agreement (the “Merchant Agreement”).23 The Merchant Agreement reflects that TA was able to significantly limit the price increase that Comdata had proposed and to retain an option to pay a flat fee for each

16 Tr. 11-13 (O’Brien).

17 Tr. 10, 207 (O’Brien).

18 JX0007; Tr. 12 (O’Brien).

19 Tr. 136 (O’Brien); JX0009 at 4.

20 Tr. 136-37 (O’Brien); JX0009 at 4.

21 Tr. 137-38 (O’Brien); JX0009 at 1.

22 Tr. 12 (O’Brien).

23 PTO ¶¶ 1, 44; see JX0001.

transaction—an option TA always utilized.24 The Merchant Agreement had a five-year term and could be terminated only for an uncured material breach:

This Agreement shall remain in effect for a period beginning on the Effective Date and expiring on January 2, 2016. . . . Notwithstanding the term of this Agreement, in the event either party defaults in the performance of any material obligations, covenants, or conditions contained in this Agreement, and does not cure such default within thirty (30) days following receipt by such party of written notice describing such default from the other party to this Agreement, . . . the other party shall have the right, in its sole discretion, to terminate this Agreement immediately.25

C.                                    Cardless Technology Emerges

Sometime between 2010 and 2011, Comdata learned that a fuel card competitor, Electronic Funds Source LLC (“EFS”), was partnering with Pilot—the largest truck stop chain at the time26—and a company called Zonar Systems, Inc. (“Zonar”) to develop a cardless fueling technology for use by truckers and truck stops.27 Zonar’s system, known as “Z-Con,” was marketed as a way for fleets to combat fraudulent fuel transactions and reduce expenses, and caused an “uproar” in the market at a time when fuel costs were at “an all-time high.”28

24 JX0001 at 8-9; Tr. 140-42 (O’Brien).

25 JX0001 § 8.

26 Tr. 451 (Morgan); Tr. 253 (Stevenson).

27 Tr. 234 (Stevenson); Tr. 448 (Morgan); PTO ¶ 35.

28 Tr. 448-49 (Morgan); Tr. 250-51 (Stevenson).

The announcement of Z-Con sparked a sense of urgency in Comdata as its customers began to ask what Comdata was doing to combat fraudulent fuel transactions.29 Comdata was concerned that it would lose market share if it did not develop its own competing solution because fleets typically do not carry more than one payment card.30

After conducting some research, Comdata decided to develop a competing product using radio frequency identification (as defined above, “RFID”) technology developed by a company called QuikQ, LLC and its affiliate QuikFIM LLC (together, “QuikQ”).31 QuikQ’s RFID software is known both as “Fuel Island Manager” (or “FIM”) and as “SmartQ.”32 I use these terms interchangeably in this opinion.

In basic terms, an RFID system consists of an RFID tag, a corresponding RFID reader, and control and application software.33 Similar to the Zonar system, the primary goal of the RFID system is to reduce fraud in fuel transactions by ensuring that only the truck with a unique RFID tag, which is associated with a

29 Tr. 448-49 (Morgan); Tr. 18 (O’Brien).

30 Tr. 262-64 (Stevenson); Tr. 449-50 (Morgan); Tr. 125-26 (O’Brien).

31 Tr. 450-51 (Morgan); Tr. 254-55 (Stevenson).

32 JX0027 at 1; PTO ¶ 29; Tr. 25 (O’Brien).

33 PTO ¶ 46.

unique fuel card number, receives the fuel being purchased.34 The RFID system, however, does not allow truck drivers to purchase anything other than fuel.35

On August 24, 2011, Comdata entered into an agreement with QuikQ to become the “limited exclusive reseller” of QuikQ’s RFID technology.36 The agreement had an initial term of five years, and would automatically renew for successive terms of one year each unless either party provided the other party with written notice of its intention not to renew.37 Section 5 of the agreement provides that Comdata and QuikFIM shall each work to integrate the RFID technology with “(i) Comdata’s current SmartDesq POS system . . . and (ii) the Fiscal and Retalix POS systems, all with the goal to provide Comdata customers a cardless fueling solution.”38

“POS system” refers to the “point of sale” system used by Comdata’s merchants, such as TA.39 The core functionality of a POS system is to authorize and record all electronic transactions.40 The RFID software is an add-on feature that

34 Tr. 255 (Stevenson).

35 PTO ¶ 50.

36 PTO ¶ 51; JX0027.

37 JX0027 at 13-14.

38 JX0027 at 5.

39 Tr. 22 (O’Brien).

40 Tr. 424-25 (Rowe); Tr. 720-22 (Secord).

cannot operate without a functioning POS system.41 Fiscal System, Inc. (“Fiscal”) and Retalix Ltd. were two major providers of POS systems,42 and Comdata had its own POS system called SmartDesq.43 Evidence at trial suggests that Comdata did not perform proper due diligence on QuikQ’s RFID system before signing its agreement with QuikQ.44

Also in August 2011, Love’s announced that it would roll out QuikQ’s RFID technology at all of its locations nationwide.45 Love’s negotiated its contract directly with QuikQ, rather than through Comdata.46

41 Tr. 425 (Rowe); Tr. 722 (Secord).

42 PTO ¶¶ 32-33.

43 Tr. 244 (Stevenson); 720-21(Secord).

44 Tr. 540-41 (Morgan); JX0221 (email from Ken Patton, Comdata’s then-Vice President of Merchant Solutions Sales, to Randy Morgan, Comdata’s then-Executive Vice Present, dated Oct. 10, 2012) at 1 (“as the year progressed, it became very apparent the proper due diligence on [SmartQ] was not done on the front end. The requirements to install this system, derived by QuikQ, were based on just a couple site reviews. This small sample size has been a major problem.”).

45 JX0029.

46 Tr. 273 (Stevenson); Tr. 569-70 (Morgan); see also JX0027 at 3.

D.                                    TA and Comdata Negotiate the RFID Agreement and the Merchant Agreement Amendment

1.                                      Comdata Approaches TA Regarding RFID Technology

Around late 2010, QuikQ approached TA to discuss its RFID technology, but nothing materialized between the two companies.47 In September 2011, Steve Stevenson, then-President of Comdata, reached out to Tom O’Brien, Chief Executive Officer of TA, to discuss initiatives on which TA and Comdata might work together.48 One proposed initiative was to implement a “POS solution, including cardless options.”49 As Stevenson testified:

Pilot being the largest merchant out there . . . They had already gone down the path of installing the Zonar solution, which would not work with a Comdata card. It only worked with the EFS card . . . And so our whole strategy, Comdata’s whole strategy, was, if we could secure Love’s and TA, Number 2 and 3 in the industry, we could have a nice nationwide network to go out and sell to our fleets a pretty good story.50

O’Brien recognized that TA was “potentially an important piece” to Comdata’s cardless strategy,51 and that Comdata was “anxious” to sign an RFID deal

47 See, e.g., JX0015; JX0018; JX0021; Tr. 302 (Rowe).

48 JX0034.

49 JX0034 at 1.

50 Tr. 272-73 (Stevenson).

51 Tr. 127-28 (O’Brien).

with TA to stay competitive.52 O’Brien, however, had reservations about the RFID technology and “wasn’t anxious at all” “about getting RFID up and running.”53

In an internal memorandum dated September 13, 2011, O’Brien wrote to TA’s Chief Financial Officer Andy Rebholz and Chief Information Officer Michael Rowe outlining his goals for an upcoming meeting with Comdata about QuikQ:

I may or may not be in the meeting with QuikQ tomorrow. Here’s what the meeting goals should be:

1.              A proposal from Comdata to outfit the entire network with the equipment, including cost.

It is important that they be made to appreciate the fact that [Zonar] is also very interested in install and may be offering equipment at a lower price, possibly zero.

2.              Find out what, if anything, they have done to address the interface with Fiscal and if they are planning to propose to fund this cost.

. . .

The general tone should be that the process will take time. We need time to test the product and to compare proposals and competing product (Zonar).54

Around the same time TA was engaging in discussions with Comdata over the RFID technology, TA also solicited proposals from Zonar.55

52 Tr. 126, 130 (O’Brien).

53 Tr. 131-32 (O’Brien).

54 JX0032; see also Tr. 18-19, 129-30(O’Brien).

55 JX0035; JX0037; JX0051; Tr. 18 (O’Brien).

On November 10, 2011, as a follow-up to an in-person meeting, Stevenson emailed O’Brien a formal proposal “related to Comdata’s card-less and POS solutions.”56 The proposal had three key terms concerning Comdata’s cardless solution, i.e., the RFID technology. First, Comdata offered to front all capital required for the hardware and software installation necessary to bring TA merchant locations into a production mode for the card-less payment solution—an outlay that Comdata estimates to be between $3.0 and $4.0 million in aggregate. TA would be responsible for the installation of the hardware at its locations.57

Second, in order for Comdata to recoup the above-mentioned capital outlay, Comdata proposed to retain $0.05 per transaction (or $0.06 per transaction if TA used Comdata’s cardless solution in a non-exclusive manner) on all TA transactions processed through Comdata (cardless or otherwise) for a six-year period.58

Third, recognizing that its “relationship with TA [was] very strategic in the market place and in the transformation to a card-less environment” and to “incent TA to be an early adopter,” Comdata proposed that if “TA agrees by December 31, 2011, for Comdata to be its exclusive provider of card-less solutions,” Comdata would pay TA “20% of net proceeds (revenue less direct out-of pocket costs) of all hardware and software installations for the card-less solutions” during the first two

56 JX0049 at 1; Tr. 151-52 (O’Brien).

57 JX0049 at 2.

58 JX0049 at 2.

years after execution of the proposal and 10% during the third year, “a revenue stream Comdata estimates to be between $0.7 million and $1.0 million over the full three year period.”59

Stevenson also informed O’Brien that “Quik-Q today is only fully interfaced with Retalix” and “is currently being integrated to Comdata’s POS solution,” SmartDesq, which integration “is planned to be completed in early 2012.” 60 Stevenson knew that TA used a different POS system developed by Fiscal called TravStar1.61 Thus Stevenson proposed that, should TA choose to install Comdata’s SmartDesq POS system, “Comdata would absorb 50% of TA’s one-time license fees,” estimated at approximately $1.2 to $1.5 million, and integrate the RFID technology into SmartDesq “at no additional investment to TA.”62

On November 17, 2011, a week after O’Brien received the email proposal from Stevenson, O’Brien wrote an internal memorandum to Barry Portnoy, co- managing director of TA, in which he summarized TA’s recent discussions with EFS, Comdata, and QuikQ over their respective cardless solutions.63 O’Brien recited the Comdata proposal described above, noting that “for reasons previously

59 JX0049 at 2.

60 JX0049 at 1.

61 JX0049 at 1.

62 JX0049 at 2.

63 JX0051; Tr. 148 (O’Brien).

discussed,” TA did not want to use Comdata’s “SmartDesk POS system,”64 and continued:

I think I should respond to Comdata as follows:

a.         TA will purchase all necessary Fuel Island Manager equipment from Comdata for $4 million and install it in every site at TA’s cost.

b.         TA will cause its point of sales programs to interface with the Fuel Island Manager, at TA’s cost.

c.          The Comdata/TA contract will be amended as follows:

i.                       Term extension to May 21, 2031 (one day after my 65th birthday).

ii.                    Fees charged to TA for transactions will be revised [to be six cents lower per transaction than the current rate.]

iii.                 The schedule for “normal” settlements with TA will be revised [to shorten the settlement period.]

. . . At the “end of the day” though, I don’t think a few million dollars is too much to pay for a long-term contract.65

2.                                      Comdata and TA Engage in Simultaneous Negotiations

On December 2, 2011, Randy Morgan, then-Executive Vice President of Comdata, emailed O’Brien a proposed RFID agreement, noting that “it would be great if” O’Brien could announce TA’s adoption of the RFID technology at an

64 JX0051 at 6.

65 JX0051 at 7-8.

upcoming Comdata sales meeting.66 The email also stated: “On another note, we have talked with Lisa (Legal). She is on holiday until Tuesday, but our goal would be to get you something next week addressing the merchant agreement.”67 O’Brien responded on the same day: “We will review straight away. It’s important to me to have all the agreements done simultaneously . . . If you want us to take a first crack at the merchant agreement changes, we can do that and have a mark up for you before Lisa gets back.” 68 Morgan replied: “That would be fine on the merchant agreement.”69

On December 5, 2011, O’Brien emailed Stevenson TA’s initial markups of both the Merchant Agreement and the proposed RFID agreement.70 O’Brien proposed to extend the Merchant Agreement to May 20, 2036,71 and to reduce TA’s transaction fees payable to Comdata by $0.06 per transaction for locations that have completed initial installation of the RFID technology.72 O’Brien also made changes to the proposed RFID agreement,73 including the following changes to Section 5:

66 JX0056 at 1.

67 JX0056 at 1.

68 JX0055 at 1 (emphasis added).

69 JX0055 at 1.

70 JX0058; Tr. 31-32 (O’Brien).

71 JX0058 at 7; Tr. 32: (O’Brien).

72 JX0058 at 12; Tr. 32-33 (O’Brien).

73 Tr. 26 (O’Brien).

Subsequent to the date of this agreement, Comdata and Customer will  reasonably cooperate to integrate the FIM system and TA’s point of sale and/or other relevant systems and to complete that integration as  soon as reasonably practical. Comdata understands that a portion of the  process of integration will need to be coordinated between Customer  and Customer’s vendors and that Customer will direct its vendors in  Customer’s discretion and at Customer’s cost. Comdata will ship the System to ~~the~~each location designated by Customer, and Customer will be billed for the shipping and handling charges. Customer is responsible for installation of all System hardware and equipment or any hardware and equipment required to utilize the System. Comdata will assist Customer in locating a qualified installer. ~~Comdata will  install the FIM Software and assist Customer with the initial setup of the FIM Software.~~Comdata and Customer will reasonably cooperate  regarding the installation and initial set up of the FIM Software.74

At trial, O’Brien explained the purpose of his revisions as follows:

I wanted to make sure that everybody reading this was—and Comdata at the time—understood that this was going to need cooperation between the two companies. And also to express that this was not like a hair dryer that you plug in and it turns on. There is integration activity that needs to take place to connect their software for RFID to our point of sale system, which, again, is the lifeblood of our system and other systems besides. . . . This was to alert them that we all needed to rely upon people that were not us. Other vendors had to cooperate in order to get this done. Then it ends with assurances that we’ll pay for it, meaning TA, but that we needed the discretion to direct those vendors, you know, as we saw fit. . . . I was really trying to make it abundantly clear that we were going to need to cooperate on all aspects of this, and that it, as I said before, was not a simple thing.75

74 JX0058 at 14-15 (deletions are shown by strikethrough and insertions by underline). In this agreement, “Customer” refers to TA. JX0058 at 13.

75 Tr. 26-29 (O’Brien).

On December 8, 2011, Stevenson emailed O’Brien that “[t]here were a couple of open items” related to the two agreements.76 Among other things, Comdata’s General Counsel Lisa Peerman “was a little concerned with the length of the [Merchant Agreement].”77 Stevenson nevertheless told O’Brien that “I told Lisa my intent was to make [the Merchant Agreement] as long as we could.”78

On December 9, 2011, after a call between O’Brien and Stevenson, Mark Young, the Executive Vice President and General Counsel of TA, sent another markup of both the Merchant Agreement and the proposed RFID agreement to Peerman.79 The markup of the Merchant Agreement removed the condition in the prior markup tying TA’s rate reduction to the installation of the RFID technology.80 In other words, under this markup, TA would see its transaction fees payable to Comdata reduced by $0.06 per transaction for all transactions, effective immediately.81 O’Brien testified that Stevenson proposed this change—even though it was not in Comdata’s financial interest—presumably because technological issues

76 JX0059 at 1.

77 JX0059 at 1.

78 JX0059 at 1.

79 JX0065.

80 JX0065 at 11.

81 This markup had an effective date for the rate reduction of “December 31, 2012,” but that appears to be a typo, and was corrected in later drafts to “December 31, 2011.” See JX0074 at 1.

at Comdata prevented Comdata from being able to lower transaction fees on a location-by-location basis to apply only to locations with RFID technology.82 Other evidence corroborates O’Brien’s testimony on this point.83

On the morning of December 12, George Burke, a Comdata in-house attorney, emailed Young a revised draft of the RFID agreement.84 In this revision, Comdata substantially accepted TA’s modifications to Section 5 of the proposed RFID agreement quoted above.85

Around the same time, Peerman converted O’Brien’s revisions to the Merchant Agreement into a standalone amendment, with certain modifications,86 which Morgan emailed to O’Brien in the afternoon of December 12.87 Section 3 of the draft amendment proposed to change the expiration date of the Merchant Agreement from January 2, 2016, to January 2, 2022 (as opposed to TA’s proposal of May 20, 2036).88 Sections 1 and 4 of the draft amendment proposed to reduce the

82 Tr. 103-05, 121 -22 (O’Brien).

83 Tr. 456-58 (Morgan); JX0071 (December 9, 2011 email from O’Brien to Stevenson) at 3 (“We start the new (6 cent lower) rates on Day 1 . . . as you suggested.”).

84 JX0069.

85 There are a few non-substantive changes that relate to uses of defined terms. Compare JX0058 at 14-15 with JX0069 at 3.

86 Peerman Dep. 53-54.

87 JX0073.

88 JX0073 at 4.

transaction fees payable by TA to Comdata by $0.08 per transaction for transactions at all TA-owned locations (whether or not the RFID technology had been installed) as well as at TA franchisees that had installed the RFID technology.89

On December 13, 2011, Young sent Peerman additional edits on the Merchant Agreement amendment.90 Significantly, Young added a new recital to the proposed amendment:

WHEREAS, on or about the date hereof, Merchant and Comdata entered into the FIM Solution Agreement pursuant to which Merchant has agreed to purchase and install RFID (Radio Frequency Identification), a technology distributed exclusively by Comdata, at all of its locations nationwide.91

Young also revised the paragraph immediately after the recitals to the following by inserting the underlined phrase: “NOW, THEREFORE, in consideration of the foregoing and the other mutual covenants and agreements described in this Amendment, the parties hereby agree as follows.”92 Young did not change Comdata’s proposed expiration date of January 2, 2022.93

On December 14, 2011, TA and Comdata executed the RFID agreement (the “RFID Agreement”), which became effective on January 1, 2012, and the Merchant

89 JX0073 at 4-5.

90 JX0074.

91 JX0074 at 4.

92 JX0074 at 4.

93 JX0074 at 4.

Agreement Amendment (the “Original Amendment”).94 O’Brien signed both documents before attending a Comdata sales meeting at roughly the same time in the same conference room.95

On January 5, 2012, Comdata and TA replaced the Original Amendment with an Amended and Restated Amendment to Comdata Merchant Agreement (the “Amendment”)96 The only change was to remove the term in the Original Amendment conditioning the reduced transaction fees at TA franchise locations on installation of the RFID system.97 The Amendment referenced the execution date of the Original Amendment in the recitals, stating that it was “made and entered into as of the 14th day of December, 2011.”98

TA was “the first travel center to contract with Comdata to install the QuikQ RFID technology.”99 Rowe testified that before the RFID Agreement was signed, TA “did no testing of the SmartQ product.”100 Rowe also testified, however, that based on a personal visit to QuikQ offices in Tennessee in early 2011, and a meeting

94 PTO ¶¶ 52-53; JX0003 (RFID Agreement); JX0004 (Original Amendment).

95 Tr. 124-25 (O’Brien).

96 JX0005; PTO ¶ 54.

97 Compare JX-0004 with JX-0005; Tr. 41-42 (O’Brien).

98 JX0005 at 1.

99 JX0110 at 32; JX0647 at 4.

100 Tr. 355 (Rowe).

with Comdata representatives in summer 2011, he believed at that time that although the QuikQ system was “based on older technology,” it was “technically sound.”101 Rowe apprised O’Brien of his views of the RFID technology after his meetings with QuikQ and Comdata.102

E.                                    TA Begins the RFID Installation and Encounters Difficulties

After the parties executed the RFID Agreement, TA promptly formed an internal team to work on the installations. 103 It also selected, at Comdata’s recommendation, a company called Velociti, Inc. to assist with the installations.104

On February 29, 2012, TA and Comdata held a kickoff meeting for the RFID project.105 Lisa Spikes, a Senior Implementation Project Manager at Comdata,106 wrote a project management plan that was reviewed at the kickoff meeting. 107 According to the project management plan, Spikes was the “Project Manager” and had “the overall authority and responsibility for managing and executing [the RFID] project according to this Project Plan and [its] Subsidiary Management Plans.”108

101 Tr. 302-05 (Rowe).

102 Tr. 304 (Rowe).

103 JX0107 at 1-2; Tr. 307-08 (Rowe).

104 JX0108; Tr. 29 (O’Brien).

105 Tr. 308-09 (Rowe); JX0110.

106 PTO ¶ 26.

107 Tr. 308-10 (Rowe); see also JX0105.

108 JX0110 at 33; Tr. 310-11 (Rowe).

The project plan marked all deliverable dates for major tasks as “TBD.”109 Rowe testified that the dates were to be determined because “[t]his was the very beginning of the project . . . We did not know how long the work would take. We did not know how complex the work would be.”110

Rowe brought twenty questions to the kickoff meeting for discussion.111 One of those questions asked: “Will SmartQ be launch [sic] before installation is complete at 100% of the sites?”112 TA and Comdata discussed this question at the kickoff meeting and agreed that:

if you’re going to be selling this to fleets, this needs to be something that’s available at all sites in all lanes, not just at a small number in the network or a few diesel lanes at each location. . . . The plan was to roll out the software . . . and then activate the software, the solution, at all the sites at the same time.113

As O’Brien testified, “it would have been pointless” to roll out RFID on a location-by-location basis because TA focused on “long-haul drivers” who tended to be “on the road for weeks” and “need[] to be able to fuel at any of [TA’s] locations,” not just one or a handful of locations in a particular area.114 Morgan also testified that

109 JX0110 at 34.

110 Tr. 311-12 (Rowe).

111 JX0109 at 2-3; Tr. 337-38 (Rowe).

112 JX0109 at 3.

113 Tr. 338-39 (Rowe).

114 Tr. 96-97 (O’Brien).

in order to make a credible offer to fleet customers to use the RFID technology, “it would be nice to have every location equipped with every lane.”115

Following the kickoff meeting, Spikes led weekly RFID project meetings, during which project team members provided updates on the RFID installation process.116 Around June 2012, Mia McCain, another project manager at Comdata, replaced Spikes as the RFID project manager.117 Both Spikes and McCain circulated meeting minutes after the weekly meetings to keep all stakeholders informed.118 TA regularly attended these meetings and provided updates.119

As of early 2012, both TA and Comdata expected to complete the RFID rollout at all sites by the end of 2012 or early 2013.120 After TA began the RFID installation in April 2012,121 however, it encountered three major challenges that ultimately led to a significant delay of the RFID launch: (1) problems with locating the RFID antennas in the canopies over the fueling stations, (2) instability in TA’s POS system, and (3) water damage to the boxes that housed the RFID readers.

115 Tr. 566-68 (Morgan).

116 Tr. 314 (Rowe).

117 See Tr. 315 (Rowe); JX0163.

118 Tr. 314 (Rowe); see, e.g., JX0120; JX0137; JX0147; JX0185; JX0241; JX0243; JX0251.

119 Tr. 315 (Rowe).

120 See Tr. 468 (Morgan); Tr. 366 (Rowe); JX0122 at 4.

121 JX0127.

1.                                      The Short Canopy Issue

In April 2012, TA discovered the so-called “short canopy” issue.122 QuikQ initially had suggested that the ideal position to locate the RFID antenna for reading a windshield-mounted RFID tag was seventeen feet from the fuel hose.123 But QuikQ’s system specifications were “based on just a couple site reviews. . . . They did not factor in the many different canopy sizes in the market.” 124 Actual measurements at TA locations revealed that many of TA’s travel centers could not meet the seventeen-foot requirement.125

By September 6, 2012, QuikQ had determined that “changing the location specification to ‘as close to’ 17 feet but not less than 15 feet was acceptable,” and was “providing modified antenna angle calculations to accommodate this change.”126 This change “increased the number of TA sites available for installation from 68 to 108.”127

122 JX0132; JX0133; Tr. 326-27 (Rowe).

123 JX0207 at 5.

124 JX0221 at 1.

125 Tr. 327-28, 329-30 (Rowe).

126 JX0207 at 5.

127 JX0215 at 2.

By September 10, 2012, QuikQ and Comdata had come up with what Rowe called a “breakthrough solution for sites with narrow canopies.” 128 This “breakthrough solution” required modifications to both the QuikQ software and TA’s TravStar1 POS system.129 TA agreed to this solution on September 10, 2012. 130

On October 4, 2012, Rowe emailed Morgan and Ken Patton, a Vice President at Comdata, stating that: “Based on where things stand today, the SmartQ system will not be up and running at the majority of TA and Petro locations until sometime in Q2 2013.” 131 According to a Comdata “Technology Weekly Report,” by November 26, 2012, TA had finished installation of RFID hardware at seventy-eight locations, substantially completing Phase 1 of the rollout.132

On January 2, 2013, Rowe provided members of the RFID project team with the following update for TA’s rollout of QuikQ:

Fiscal delivered the code with QuikQ and QuikQ short canopy support last week as promised. However, the code has not yet been tested in our lab. . . . Based on the schedule as it now stands, we should be ready for regional beta testing and the network-wide rollout of the QuikQ code sometime in March or April.. . . the phase 2 rollout will encompass the remaining 115 company sites . . . Phase 3, the last phase of the

128 JX0208 at 1.

129 JX0208 at 1-2; Tr. 387 (Rowe).

130 JX0209.

131 JX0219 at 1; Tr. 392-95 (Rowe).

132 JX0237 at 2; Tr. 335-36 (Rowe).

deployment, will cover the 37 TA and Petro Franchise locations. This phase is tentatively scheduled for Q2.133

2.                                      The POS System Issue

In December 2010, TA announced that it would begin installing “convenient island pumps for dispensing diesel exhaust fluid (DEF),”134 a fuel additive that “reduces truck emissions and allows the fleets to tune their truck to maximize mileage.”135 TA contemplated integrating “the DEF dispenser with [its] point of sale and other systems so that drivers can purchase fuel and diesel exhaust fluid in a single transaction.”136

In January 2013, when TA implemented a new version of its TravStar1 POS system to permit the simultaneous purchase of DEF and fuel, the POS system became seriously destabilized.137 The problem came to a peak at the end of the first quarter of 2013.138 As Rowe testified:

We had situations where they saw that we were pumping fuel, drivers were filling their tanks, but we were not being paid for those transactions. And then we had transactions where fleets were reporting they had been charged for fuel and the driver had not actually pumped that fuel, or they were being charged a second time for fuel that was

133 JX0241 at 1.

134 JX0016 at 1.

135 Tr. 370-71 (Rowe).

136 JX0016 at 1.

137 Tr. 340-41, 361, 373 (Rowe); Tr. 187-88 (O’Brien).

138 Tr. 340 (Rowe); Tr. 95-96 (O’Brien).

paid for previously. In addition, we were getting reports from the cashiers at the sites that the point of sale was experiencing slowdowns. . . . And then there were situations where the register was freezing entirely.139

TA regarded this as “a business critical issue” that “placed a $5 billion commercial fuel operation at risk.”140 As a result, TA put its “other current projects,” including the RFID project, on hold so that its technology personnel could focus on stabilizing TravStar1.141

In mid-2013, TA decided that “the TravStar1 source code is too unstable to support the business and TravStar1 should be replaced with Retalix, which has been used for years by Pilot Flying J and Love’s.”142 TA initially expected the switch of its POS system to take approximately two years, but it ultimately took three years and four months—until the end of 2016—for the Retalix system to be fully deployed at all TA locations.143

139 Tr. 340-41 (Rowe).

140 Tr. 342 (Rowe).

141 Tr. 373-74 (Rowe); JX0240 at 1.

142 JX0317 at 4; Tr. 342-43, 375 (Rowe).

143 JX0317 at 6; Tr. 343 (Rowe).

In an email dated August 28, 2013, a Shell employee who was working with TA informed FleetCor about TA’s plan to switch its POS system from TravStar1 to Retalix for all of TA’s sites over the next two years:

Also, important to communicate that as part of TA general strategy . . . they plan to move all site sales to new Retalix POS from existing Fiscal TravStar1 over next 2 years. The first phase for Retalix will be to bring it up for LNG only sales at TA sites with TravStar1 continuing in near term to service all other fuel sales (i.e. eventually TravStar1 phased out, and only Retalix for all sales at TA sites).144

The email was forwarded to Ken Kaley, a Vice President of Operations at Comdata, who in turn forwarded it the same day to Morgan and Patton, writing: “Crap! Looks like TA is moving to Retalix. I suspect . . . this could also impact what they are doing with SmartQ roll out.”145

Rowe also informed Comdata of TA’s switch from TravStar1 to Retalix at one of the weekly RFID status meetings in August 2013.146 Stevenson, who learned about TA’s POS system issue through conversations with O’Brien,147 recalled that, by December 2013, TA was still struggling with having to get the core system up and going in their – in their merchant locations there with – as soon as that was done, the – implementing the cardless solution would be kind of the next thing to

144 JX0301 at 1.

145 JX0301 at 1.

146 Tr. 344 (Rowe).

147 Tr. 245 (Stevenson).

do once we got our core new processing system in place, point of sale system operating.148

Sometime around August 2013, the weekly RFID project meetings were discontinued, apparently because Comdata’s Director of Implementation Project Management did not “see why a standing weekly call is needed and more importantly I need our focus to be on new customers coming on board to get them ramped as quickly as possible to make our 2013 numbers.”149 The Comdata director asked Patton to check if TA was “ok with cancelling the calls and just maintaining the program through email and one off calls.”150

Over the next three years, TA and Comdata engaged in occasional discussions about RFID.151 Comdata also learned about TA’s RFID progress through some third parties.152 Despite its clear awareness of TA’s transition from TravStar1 to Retalix by no later than August 2013 and the resulting significant delay it would cause to

148 Tr. 291-92 (Stevenson).

149 JX0290 at 1; Tr. 316 (Rowe); see also JX0295 at 1 (July 22, 2013 email from the Comdata director asking about the progress with convincing TA “to discontinue the structured calls in order to free up Mia’s time to focus on customer implementation”); JX0299 at 1 (August 20, 2013 email from Kevin Hill, a Comdata Vice President, to Randy Morgan, attaching meeting notes from the August 19 meeting—the last SmartQ weekly project meeting in the record—and noting that “Michael Rowe is now deferring updates on when they will be ready to begin working on RFID again to Tom O’Brien.”).

150 JX0290 at 1.

151 Tr. 101-03, 189 (O’Brien); Tr. 245 (Stevenson); Tr. 495-97, 504-10 (Morgan); Tr. 316- 17 (Rowe).

152 See JX0393; JX0421.

implementing QuikQ, Comdata never objected to this transition, never suggested that TA launch the RFID system on a location-by-location basis as it rolled out Retalix, and never claimed that TA was not reasonably cooperating toward RFID implementation, until this litigation.153

3.                                      The Water Damage Issue

TA completed the initial RFID hardware installation at all locations by December 2013.154 In the summer of 2014, TA discovered that RFID readers at approximately half of its locations were “dropping off the network.”155 TA notified Comdata and QuikQ of the issue in an effort to secure repair parts.156

By working with QuikQ and a third-party contractor called Tolt Solutions, Inc., TA determined that the problem mainly was caused by rain water intruding into boxes approved by the National Electrical Manufacturer’s Association (“NEMA”) that housed the RFID readers. 157 According to the “SmartQ RFID Equipment Installation Guide,” the NEMA boxes were to be positioned beneath the canopy over the fuel lanes of each truck stop.158 Rowe testified, however, that “partway through

153 Tr. 339, 344, (Rowe); Tr. 496-97, 558-59, 565-66, 568 (Morgan); Tr. 750 (Secord).

154 Tr. 344-45 (Rowe).

155 Tr. 344-45 (Rowe).

156 Tr. 346-47 (Rowe); JX0335.

157 Tr. 347-48, 397 -98 (Rowe); JX0336.

158 JX0171 at 1; Tr. 395-96 (Rowe).

the rollout,” TA’s installer Velociti “recommended that instead of putting the NEMA boxes on the underside of the canopy, that they be mounted on the support poles for the canopy to make them more accessible for repairs and to facilitate the project. This decision was discussed with QuikQ, and they approved that change.”159 Tolt’s inspection reports to TA showed that most of the NEMA boxes that were infiltrated by water were mounted on the column,160 although some boxes that were mounted under the canopy also suffered water damage.161

In response to the water damage issue, QuikQ designed a new water-resistant NEMA box.162 TA replaced all of the old NEMA boxes at all of its locations—not just the damaged ones—with the newly designed boxes, at its own expense.163 TA completed the replacement at approximately 201 locations by August 2016, and was waiting for equipment for the remaining twenty-two sites at that time.164

159 Tr. 396-97 (Rowe).

160 See, e.g., JX0343 at 2-3; JX0344 at 2; JX0345 at 2; JX0346 at 2; JX0349 at 6; JX0354 at 2; JX0361 at 3-4; JX0362 at 2; JX0364 at 5; JX0365 at 2; JX0366 at 16-18; JX0367 at 2-4.

161 See, e.g., JX0360 at 2. See also Tr. 398-404 (Rowe).

162 Tr. 347 (Rowe).

163 Tr. 348-49 (Rowe).

164 Tr. 93-94 (O’Brien); Tr. 349 (Rowe); JX0565.

F.                                     FleetCor Acquires Comdata

In March 2014, FleetCor started performing due diligence on Comdata for purposes of a potential acquisition.165 It reviewed Comdata’s contracts, including its merchant agreements with Pilot, Love’s, and TA, as part of the due diligence process.166 In an April 2014 presentation prepared by FleetCor, it identified a “Big 3 revenue opportunity,” which included a substantial increase in TA’s transaction fees.167 Right below the section of the presentation identifying “Big 3 revenue opportunity” was a section entitled “Complications.”168 The first complication listed was that “TA contract doesn’t renew until 2022.”169

In August 2014, FleetCor announced its agreement to acquire Comdata for $3.45 billion.170 Comdata represented in Section 3.13(b) of the merger agreement, which is dated as of August 12, 2014, that:

All of the Material Contracts are valid and binding and in full force and effect (except those that terminate or are terminated after the date of this Agreement in accordance with their respective terms). To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the

165 Clarke Dep. 8.

166 Clarke Dep. 9, 11.

167 JX0396 at 11; Tr. 714-15 (Secord).

168 JX0396 at 11; Tr. 716 (Secord).

169 JX0396 at 11.

170 JX0353 at 6.

other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Material Contract. Company has delivered to Parent a complete copy of each Material Contract.171

The Merchant Agreement between Comdata and TA was listed in the disclosure schedule to the merger agreement as a “Material Contract.” The disclosure schedule did not separately list the RFID Agreement. “Knowledge” is defined in the merger agreement to mean, with respect to Comdata, the actual knowledge of certain people, including Lisa Peerman and Randy Morgan, “and the knowledge that such persons would reasonably be expected to have after due inquiry of their direct reports.”172 After signing the merger agreement in August 2014, but before the transaction closed in November 2014, FleetCor’s CEO Ronald Clarke called O’Brien to confirm that TA’s Merchant Agreement was still valid.173

171 JX0350 at 29-30 (emphasis added).

172 JX0350 at 85; Tr. 554-57 (Morgan).

173 Tr. 62-63 (O’Brien).

G.                                   Comdata and FleetCor Seek to Renegotiate the “Big Three” Merchant Agreements

In July 2015, Greg Secord became President of Comdata.174 He was given a target annual growth rate of ten percent, and started looking for opportunities “to increase the rates that Comdata charged the Big 3.” 175 In September 2015, he handwrote the following “thoughts around the marketplace:”

Big 3

. . .

1)                  We have a bad deal, want better, new ask

2)                  How we can help you

3)                  How we can hurt you

. . .

a) terminate agreement – nuke war – bad for both176

When Secord wrote these notes, Comdata’s contract with Pilot already had expired and its contract with Love’s was expiring shortly.177 Thus, Secord logically must have been referring to the Merchant Agreement with TA when he wrote down “terminate agreement – nuke war.”178

174 PTO ¶ 25.

175 Tr. 710-11 (Secord).

176 JX0667; Tr. 712-13 (Secord).

177 See JX0006 at 5 (Pilot-Comdata service center agreement, expiration date November 1, 2014); JX0022 at 3 (Love’s-Comdata service center agreement, expiration date April 15, 2016); Tr. 710-11 (Secord).

178 JX0667.

Secord began negotiating new contracts with Pilot and Love’s in 2015,179 and Comdata entered into new service center agreements with Pilot and Love’s in April and October 2016, respectively. 180 Both of these agreements include higher transaction fees payable to Comdata than the previous agreements.181

On May 16, 2016, Secord, Morgan, and Paul Baran, a Comdata Vice President, attended a meeting with FleetCor’s CEO Clarke.182 After the meeting, they prepared a slide deck that summarized the discussions at the meeting and the follow-up items.183 The first page of the slide indicates that FleetCor was interested in acquiring QuikQ to obtain its RFID technology:

Meeting Takeaways:

•                  . . .

•                  RFID—make a market . . . interested in potentially buying QuikQ

Follow-up Items:

•                  Schedule meeting with Ernie at QuikQ to discuss strategic options . . . path forward to include potential acquisition of company.

–                 Greg/Randy meeting with Ernie on June 2nd.

•                  . . .

Expected Results:

•                  Go-forward strategy for Merchant Business

179 Tr. 713-14 (Secord).

180 JX0437; JX0595.

181 Tr. 714 (Secord).

182 Tr. 728 (Secord); JX0458.

183 Tr. 728-30 (Secord); JX0458.

–                 Potential Acquisition of QuikQ...if acquired how can we leverage Big 3 RFID to make RFID market standard184

The last page of the slide deck posed questions about the potential consequences if Comdata were to breach its contract with TA:

Meeting Takeaways:

•                  TA:

–                 What are penalties for breaking TA contract? Other risks?

–                 Any “outs” of contract? TA breaches? Investigate the commitment to buy and INSTALL RFID equipment

•                  . . .

Follow-up Items:

•                  Schedule meeting with outside/internal counsel on TA contract . . . what are potential penalties for breach? What’s the likelihood of being sued? Maximum risk?

•                  Meeting with TA

•                  . . .

Questions to Answer:

•                  What are outs of TA Contract

•                  What are financial/legal risks of terminating TA contract?

•                  Other leverage we may have with TA?

•                  What do we want from TA (install RFID, higher rate, marketing program, etc.)

•                  . . .185

184 JX0458 at 2.

185 JX0458 at 6 (emphasis added).

On July 7, 2016, Secord presented a Comdata three-year strategic plan to Clarke and some other officials of Comdata and FleetCor.186 The slides for the presentation were finalized on July 5.187 Page 3 of the slide deck stated:

Merchant:

•                       . . .

•                       RFID is a “kludgy” solution -> Not long term.

Big 3:

•                       . . .

•                       TA/Petro – Meeting scheduled -> but locked in long term.188

Later in the presentation, Secord noted that QuikQ had no interest in a potential transaction with FleetCor and questioned the wisdom of betting on RFID technology:

What we have done:

•                          . . .

•                       Made “deal” proposal to Quick Q, no interest.

•                       Site visit at Quick Q 6/17

•                       Discussed RFID with Pilot – “no way.”

Considerations:

•                       . . .

•                       Betting on RFID is a “iffy” bet -> technology is changing and not user friendly189

186 Tr. 650-52 (Secord).

187 JX0466 at 1.

188 JX0466 at 5.

189 JX0466 at 35.

Secord testified that by saying “RFID is a ‘kludgy’ solution” and an “‘iffy’ bet,” he meant:

So frankly, it’s an inelegant solution. You had a cone, or a reader that’s on top of the thing and projects a cone, and a vehicle needs to be [in] it. It was great technology at the time. Like many first-time innovations, the first cardless-payment solution in the diesel, it was great technology. But, you know, it’s just not elegant. . . . It wasn’t quite the same opportunity anymore. The window had closed. So in my mind, I’m rolling around, what do we do next? There’s going to be a different payment technology.190

The presentation made no suggestion that TA might be in breach of the Merchant Agreement or the RFID Agreement.

On July 8, 2016, Secord met in person with O’Brien and Mike Lombardi, a Senior Vice President at TA.191 During the meeting, Secord proposed to collaborate with TA on a new small-fleet program.192 Secord also asked O’Brien why RFID had not been installed.193 In response, O’Brien discussed the challenges that TA and Comdata had faced in installing the RFID system,194 and stated that TA would resume installation as soon as it completed the POS system switch, which probably

190 Tr. 654-56, 657 (Secord).

191 Tr. 626, 747 (Secord).

192 Tr. 625-26 (Secord).

193 Tr. 748 (Secord).

194 Tr. 748 (Secord).

would be in the first quarter of 2017.195 Secord did not tell O’Brien that he thought TA was in breach of any contract—either the Merchant Agreement or the RFID Agreement.196 He did not tell O’Brien that he thought TA had not moved as quickly as it was obligated to under the RFID Agreement, or ask TA to activate the RFID system location-by-location. 197 Indeed, Secord did not ask TA to do anything differently with respect to the RFID rollout than what TA was doing.198

On August 15, 2016, Secord sent out an email entitled “Priorities” to certain Comdata employees.199 The attachment to the email, entitled “Secord Personal Prioritiesv2,” contained the following entry:

TA Petro

•                  Bring TA to table (July meeting)

•                  Propose new agreement for SME...fuel & service (9/16/16 in Cleveland)

•                  Drive toward reward vs. consequence conversation200

The second bullet—“Propose new agreement for SME...fuel & service (9/16/16 in Cleveland)”—refers to a meeting with TA that Secord had scheduled to take place

195 Tr. 627 (Secord).

196 Tr. 74-49 (Secord).

197 Tr. 748, 750 (Secord).

198 Tr. 749 (Secord).

199 JX0483 at 1.

200 JX0483 at 2; Tr. 755-57 (Secord).

in mid-September.201 Secord’s priority list does not refer to RFID or to TA being in breach of any contract.202

H.                                   Comdata Purports to Terminate the Merchant Agreement

During the summer and early fall of 2016, TA was still working on the RFID installation.203 On September 6, 2016, Rowe of TA emailed Morgan of Comdata projecting that SmartQ would be operational by early 2017:

We are preparing to implement Comdata SmartQ in production at the end of the year or early in Q1 2017. Since the original installation of the SmartQ hardware at our sites, we have acquired new truck stops. We are preparing a purchase order for the equipment and software licenses needed for these acquisition locations. Since there have been a number of organizational and personnel changes since our last SmartQ order, please let me know where to send the PO.204

Morgan forwarded Rowe’s email to Secord, who testified that he did not “think that much of” it and that it was “[s]tandard course.”205 The contemporaneous record shows, however, that Secord immediately forwarded Rowe’s purchase order to FleetCor’s Clarke, Comdata’s in-house counsel Peerman, and FleetCor’s in-house

201 Tr. 756 (Secord).

202 Tr. 756-57 (Secord).

203 Tr. 317-20 (Rowe).

204 JX0492 at 2.

205 Tr. 632 (Secord).

counsel Sean Bowen,206 and that within hours of receiving Rowe’s inquiry, Peerman had drafted a “TA default notice 9.6.16” and sent it to Secord, Clarke, and Bowen.207

On September 7, 2016, Comdata mailed TA a notice of default, in which Comdata asserted for the first time that TA was in breach of the RFID Agreement, and that Comdata intended to terminate the Merchant Agreement, as amended:

Pursuant to paragraph 8 of the above referenced Agreement, this letter is to provide written notice of default to TA for failing to install the Radio Frequency Identification (RFID) technology at all locations. The consideration for Comdata’s willingness to enter into the December 2011 amendment to the Agreement, which served to extend the Agreement term and reduce transaction fees, was TA’s agreement to purchase and install the RFID technology. Comdata will exercise its rights under the Agreement if TA does not cure the breach in thirty (30) days from TA’s receipt of this notice.208

Rowe testified that when TA received the default notice, they “had a plan in place . . . to go live with SmartQ RFID after Retalix was deployed to all locations” in December 2016, but they “accelerate[d] that timeline” and “compress[ed] it into one month’s work” in response to Comdata’s default notice.209

206 JX0492 at 1.

207 JX0492 at 1; Tr. 780 (Secord).

208 JX0500 at 1. TA received the notice of default in the mail on September 12, 2016, although Secord informed O’Brien during a phone call on September 7 that it was being sent. See JX0506; Tr. 49-50, 54-55 (O’Brien).

209 Tr. 320 (Rowe).

In an internal email dated September 10, 2016 to O’Brien, Young, and Rebholz, Rowe summarized the “current status of the SmartQ RFID implementation” and “Next Steps.”210 As Rowe explained in the email, as of September 10:

The RFID hardware is installed at 202 truck stops and production ready at 170 or 84% of these sites. The remediation vendor has been tasked to repair the RFID hardware at the 32 sites where it is still not production ready. In addition, the RFID hardware was never installed at 22 sites. The SmartQ software license and hardware for these 22 locations should be purchased from Comdata according to our agreement.211

On September 16, 2016, TA sent a letter to Comdata, confirming that TA received Comdata’s notice of default on September 12, 2016, but disputing that Comdata had a right to terminate the Merchant Agreement based on an alleged default under the RFID Agreement, or that TA had defaulted under the RFID Agreement.212 Comdata replied to this letter on September 21, maintaining its position that “The 2011 Amendment clearly states that the purchase and installation of RFID at all of [TA’s] locations nationwide was the consideration for Comdata’s

210 JX0504; Tr. 318-20 (Rowe).

211 JX0504 at 1. Rowe testified that when he wrote this document, he did not know that eight of the twenty-two locations “were reinstallation sites because the equipment had been damaged or destroyed” previously, and only fourteen of the sites were new acquisition sites where hardware had never been installed. Tr. 409-11 (Rowe); see also Tr. 319-20 (Rowe).

212 JX0514; Tr. 849-51 (Young).

agreement to reduce the merchant transaction fees and extend the term of the Agreement” and notifying TA that the “thirty day cure period ends October 13.”213

On September 22, Rowe wrote to Secord and Morgan, urging Comdata to process the purchase order “for the SmartQ (FIM) System for 156 diesel lanes at 21 sites” because Rowe had “not heard back from Comdata with a contact name for [the] order.”214 By this point, however, Comdata no longer had a contract with QuikQ.215 Although Comdata still worked with QuikQ to secure the equipment TA ordered, the order did not arrive at TA locations until after the cure period ended.216

On September 29, a Comdata employee emailed Morgan, Secord, and several other Comdata personnel inquiring whether Comdata had been formally notified that TA had implemented RFID “this past Monday.”217 Morgan replied: “Should we not do a press release or something around the activation? Pretty big news to fleets and could influence other merchants for Matt and team.”218 Another Comdata employee

213 JX0515.

214 JX0524.

215 JX0484; JX0537 at 10. Comdata lost its exclusivity to distribute the QuikQ technology by March 2016. JX0434.

216 JX0524; JX0525; JX0526; JX0528; JX0540; JX0545; JX0554; Tr. 324 (Rowe).

217 JX0539 at 1.

218 JX0539 at 1; Tr. 526-28 (Morgan).

on the email chain agreed that it “[s]ounds like good news.”219 But Secord quickly wrote back: “No press release. Please.”220

On October 13, 2016, the last day of the cure period, TA sent a letter to Comdata, by email and Federal Express, stating that it had “substantially” completed the RFID installation:

I am writing to update you on the status of the installation of the FIM Solution system (the “System”) at our 224 company operated travel center locations. We are substantially complete in that we are currently accepting RFID transactions at 201 travel centers. As to the remaining 23 sites, we are repairing damaged equipment at 1 site and we will install the System at 22 sites as soon as we receive the equipment and software licenses which are waiting on from Comdata.

We trust that the above resolves this matter.221

Because TA expected to complete its Retalix rollout by the end of 2016, the 201 locations that allegedly were active as of October 13 included a few sites that were still running the TravStar1 POS system. TA determined that, although TravStar1 had demonstrated serious issues with stability, it was an acceptable risk to turn on RFID in sites running TravStar1 in October 2016 given the small number of sites (under thirty) and short period of time (four to eight weeks) involved.222

219 JX0539 at 1.

220 JX0539 at 1.

221 JX0565.

222 Tr. 320-22 (Rowe).

After receiving TA’s October 13 letter, Comdata decided to visit a sample of TA locations to verify TA’s assertion that the installation was substantially complete.223 Despite the requirement in Section 4(f) of the RFID Agreement that Comdata may audit TA for compliance with the RFID Agreement “upon reasonable prior notice,” Comdata did not inform TA of its intention to conduct the site visits.224 Instead, Comdata instructed its employees conducting these visits to tell inquiring TA employees that they were simply conducting “normal Comdata testing.”225 Secord testified that when he ordered these site visits, he was not trying to solve the problem, but was trying to gather evidence.226

On November 1, 2016, Pat O’Donnell, an independent contractor at Comdata at the time,227 emailed Secord updated results of the RFID tests from the Comdata employees’ visits to TA locations.228 According to the report, as of October 31, Comdata had RFID communications with 154 TA locations and the

223 JX0568; Tr. 797 (Secord).

224 JX0003 at 2; Tr. 797 (Secord).

225 O’Donnell Dep. 76.

226 Tr. 798-800 (Secord).

227 PTO ¶ 21. O’Donnell has served as Senior Vice President of Merchant Services at Comdata since February 2017.

228 JX0805; Tr. 645 (Secord).

“[c]ommunication report shows 67 locations have sent no RFID communications.”229 The report further stated that:

•                  Visits to locations on the NEW install list produced 4 locations with no equipment installed and 1 with equipment but tests failed

•                  Visits to existing locations have produced 6 successful tests and 8 failed tests.

•                  Currently have 3 visits that we are waiting status on.230

On November 2, 2016, Comdata sent a letter to TA via Federal Express, asserting that “TA did not cure its default under the Agreement within the 30 day cure period.”231 The term “Agreement” is defined in the letter to mean the Merchant Agreement, as amended.232 The November 2 letter further stated that:

Comdata has visited a number of TA and Petro travel centers since October 13 and has confirmed that, not only do some travel centers still lack any RFID hardware, but also a number of TA and Petro travel centers with RFID hardware do not process RFID transactions. . . . Accordingly, the Agreement is terminated immediately.

. . . Please let us know your interest and availability to meet over the coming weeks.

We are agreeable to continue operating on the same terms for up to 90 days as we work through the issues above.233

229 JX0805 at 1.

230 JX0805 at 1 (emphasis in original).

231 JX0604.

232 JX0604.

233 JX0604.

At no time did Comdata assert that it was terminating the RFID Agreement. Instead, even after notifying TA on September 7 that it believed TA was in default of the Merchant Agreement for failure to install the RFID system, Comdata continued to accept payments from TA for equipment purchased under the RFID Agreement234 and to process RFID transactions at TA locations.235 Through December 2016, TA spent over $7.3 million on RFID installations, well over its original $4 million budget.236 Approximately $4.6 million was spent before August 2013, and $560,000 was spent after September 2016.237

On November 15, 2016, O’Brien, Young, Clarke, Secord, FleetCor’s General Counsel Brad Slutsky, and certain other senior officers from TA and FleetCor met at FleetCor’s office near Atlanta, Georgia.238 Contemporaneous documents written by Young and O’Brien to memorialize discussions at the meeting show that before the meeting started, Young and Slutsky reached an agreement to treat the discussions at the meeting as settlement negotiations.239 On November 18, 2016, Secord emailed

234 Tr. 852-53 (Young).

235 JX0809A.

236 JX0628; Tr. 349-50 (Rowe). Rowe prepared another summary of RFID capital expenditures that contains slightly different figures, showing the total expenditures to be approximately $7.5 million. See JX0501.

237 JX0501; Tr. Oral Arg. 45.

238 Tr. 61-62 (O’Brien).

239 JX0611 at 1; JX0613 at 1.

O’Brien a “TA-Comdata Settlement Proposal,” copying the other attendees at the November 15 meeting.240 The document was marked as a “Non-Binding Settlement Proposal Subject to Rule 408.”241

II.                                   PROCEDURAL POSTURE

On November 30, 2016, TA filed a Verified Complaint (the “Complaint”) against Comdata and FleetCor asserting four claims. Count I seeks a declaration that defendants may not terminate the Merchant Agreement based on TA’s alleged default under the RFID Agreement. Count II asserts that defendants breached the Merchant Agreement and seeks specific performance. Count III asserts that defendants breached the implied duty of good faith and fair dealing under the Merchant Agreement. Count IV asserts that defendants violated the Tennessee Consumer Protection Act by engaging in unfair and deceptive business practices. TA simultaneously filed a motion for expedited proceedings and for preliminary injunctive relief.

On December 9, 2016, Secord emailed O’Brien a letter representing that “Comdata will continue to allow acceptance of Comdata payment methods at TA locations until the final decision of the trial court,” but would impose new, higher fees on TA, which Comdata represented were those that “a merchant similar in size

240 JX0614 at 1.

241 JX0614 at 3-6.

to TA would pay.”242 Comdata began charging TA those higher rates on February 1, 2017 (the “February Rates”).243

On December 14, 2016, the Court granted expedition but denied TA’s request for a hearing on its motion for a preliminary injunction. With respect to the latter issue, the Court explained that Comdata’s representation that it would continue to accept Comdata cards at TA locations until the final decision of this Court mooted the concern of irreparable harm.244

On December 22, 2016, defendants filed a counterclaim, which was amended on February 23, 2017, asserting one claim for breach of contract and seeking damages and declaratory relief.

On February 27, 2017, the Court denied TA’s Motion for Partial Judgment on the Pleadings with respect to Count I of the Complaint.245

On March 27, 2017, TA filed a Verified Supplement to the Complaint, setting forth additional allegations relating to the parties’ disputes and seeking additional relief in the form of damages under Count II and Count IV.

242 JX0617 at 2.

243 PTO ¶ 67.

244 Dkt. 40.

245 Dkt. 112.

III.                              ANALYSIS

A.                                    The Parties’ Contentions

The heart of the parties’ dispute concerns the validity of Comdata’s purported termination of the Merchant Agreement, as amended, on November 2, 2016. The Amendment extended the expiration date of the Merchant Agreement from January 2, 2016 to January 2, 2022.246 The Merchant Agreement itself permits early termination only if “either party defaults in the performance of any material obligations, covenants, or conditions contained in this Agreement.”247

Defendants do not argue that TA breached any of its obligations set forth in the Merchant Agreement. They assert instead that TA materially breached its obligations under the RFID Agreement, that the RFID Agreement was consideration for the Amendment, that the purported failure of consideration for the Amendment permits termination of the Amendment,248 and that Comdata thus was free to charge

246 JX0005 at 2.

247 JX0001 § 8 (emphasis added). The Merchant Agreement also contains an integration clause. Id. § 13(e).

248 The parties dispute whether the Amendment is a standalone agreement that can be terminated alone, leaving the original Merchant Agreement in effect. Comdata contends it is; TA contends it is not. Briefing on this issue was thin, with TA citing just one case that does not directly address the issue. See Pl.’s Post-Trial Opening Br. 47-48; Defs.’ Answering Post-Trial Br. 30-31; Pl.’s Post-Trial Reply Br. 18-19 (citing Arcata Graphics Co. v. Heidelberg Harris, Inc., 874 S.W.2d 15, 28 (Tenn. Ct. App. 1993)). The answer to this question is irrelevant to the resolution of this case because, even if the Amendment is not a standalone agreement that can be terminated by itself, but instead was partial

TA higher transaction fees because the Merchant Agreement had expired under its original terms on January 2, 2016.249

For its part, TA argues that the Merchant Agreement (as amended) and the RFID Agreement are two separate agreements, and that TA’s performance under the RFID Agreement can in no way be a ground for termination of the Merchant Agreement. TA also argues that it did not materially breach the RFID Agreement and that it cured any purported breach within the thirty-day cure period in any event. According to TA, Comdata and FleetCor conjured up a dispute over the RFID Agreement as pretext to terminate the Merchant Agreement and negotiate a new contract with terms more favorable to Comdata. TA contends that this conduct consideration for the Merchant Agreement, as amended, the evidence supports the conclusion I reach below that TA did not materially breach the RFID Agreement.

249 Defendants also advocated a “contemporaneous contracts theory” as an alternative to the “failure of consideration theory,” but stated during the post-trial argument that the two theories have “the same standard” and “get you the same result,” although “the failure-of-consideration doctrine is sort of the easier path.” Tr. Oral Arg. 115, 117 (June 16, 2017). My review of Tennessee law suggests that the two doctrines are not the same. As discussed below, however, because I find that the RFID Agreement was partial consideration for the Amendment, I do not need to reach defendants’ contemporaneous contracts argument. See McCall v. Towne Square, Inc., 503 S.W.2d 180, 183 (Tenn. 1973) (“Construing contemporaneous instruments together means simply that if there are any provisions in one instrument limiting, explaining, or otherwise affecting the provisions of another, they will be given effect as between the parties themselves [a]nd all persons charged with notice so that the intent of the parties may be carried out and the whole agreement actually made may be effectuated.”).

constitutes a breach of the Merchant Agreement, violates the implied duty of good faith and fair dealing, and violates the Tennessee Consumer Protection Act.

B.                                    Tennessee Contract Law Principles

The parties agree that Tennessee law governs the substantive aspects of the claims in this case. This follows from the fact that the Merchant Agreement and the RFID Agreement both provide that they “shall be construed in accordance with the laws of the State of Tennessee” without regard to its conflict of law rules.250

In Planters Gin Co. v. Federal Compress & Warehouse Co., Inc., the Supreme Court of Tennessee held that:

The central tenet of contract construction is that the intent of the contracting parties at the time of executing the agreement should govern. The intent of the parties is presumed to be that specifically expressed in the body of the contract. . . . If clear and unambiguous, the literal meaning of the language controls the outcome of contract disputes.251

But “where a contractual provision is ambiguous, i.e., susceptible to more than one reasonable interpretation, . . . courts must resort to other rules of construction, and only if ambiguity remains after application of the pertinent rules does the legal meaning of the contract become a question of fact.”252 Then, the court must examine

250 JX0001 § 13(g); JX0003 § 15.

251 Planters Gin Co. v. Fed. Compress & Warehouse Co., Inc., 78 S.W.3d 885, 890 (Tenn. 2002).

252 Stephenson v. The Third Co., 2004 WL 383317, at *4 (Tenn. Ct. App. Feb. 27, 2004).

other evidence to ascertain the parties’ intention. “Such evidence might include the negotiations leading up to the contract, the course of conduct the parties followed as they performed the contract, and any utterances of the parties that might shed light upon their intentions.”253 Tennessee courts repeatedly have held that “a course of conduct pursued by the parties is the very strongest evidence of what the contracting individuals originally intended.”254

Under Tennessee law, partial failure of consideration could be a ground for rescission of a contract if the failure of consideration “is such as to affect the very object of the contract or concerns a matter of such prime importance that the contract would not have been made if the parties had expected or contemplated that particular default.”255 In Farrell v. Third Nat. Bank, the Tennessee Court of Appeals explained:

There is a vast difference between inadequacy of consideration and failure of consideration. “Inadequacy of consideration” is, as the term implies, a consideration not adequate or equal in value to the thing conveyed, and where the parties contract with a knowledge of what they are doing inadequacy of consideration is no ground for avoiding the contract. . . . Failure of consideration is in fact simply a want of consideration, and if a partial failure of consideration is such as to affect

253 Id.

254 Frierson v Int’l Agric. Corp., 148 S.W.2d 27, 37 (Tenn. Ct. App. 1940); see also Hughes v. New Life Dev. Corp., 387 S.W.3d 453, 467 n.13 (Tenn. 2012); Pinson & Assocs. Ins. Agency, Inc. v. Kreal, 800 S.W.2d 486, 487 (Tenn. Ct. App. 1990).

255 Eldredge v. Monaghan (“Eldredge I”), 1994 WL 287574, at *1 (Tenn. Ct. App. June 30, 1994).

the whole contract and defeat the object of the contract, then it may be a ground for rescission.256

Rescission based on a partial failure of consideration “should be exercised sparingly” and only “under the most demanding circumstances. . . . Even a proved partial failure of consideration is not a ground for rescission unless the failure defeats the purpose of the contract.”257 Thus, under Tennessee law, Comdata could rescind the Amendment and effectively terminate the Merchant Agreement if: (1) the RFID Agreement was at least partial consideration for the Amendment; and (2) TA breached the RFID Agreement in a way that affected “the very object” of the Amendment or concerned “a matter of such prime importance that the [Amendment] would not have been made if the parties had expected or contemplated that particular default.”258 For a breach of the RFID Agreement to meet this requirement, the breach logically must be material, as defendants recognize.259

C.                                    Burden of Proof

The parties disagree as to which party bears the burden to prove whether TA materially breached the RFID Agreement and whether such breach, if proven, could

256 Farrell v. Third Nat. Bank, 101 S.W.2d 158, 163 (Tenn. Ct. App. 1936).

257 Eldredge v. Monaghan (“Eldredge II”), 1996 WL 62104, at *2 (Tenn. Ct. App. Feb. 14, 1996).

258 Eldredge I, 1994 WL 287574, at *1.

259 See Defs.’ Answering Post-Trial Br. 41-48 (arguing that TA materially breached the RFID Agreement).

excuse Comdata’s performance under the Merchant Agreement.260 Generally, to succeed at trial, “Plaintiffs, as well as Counterclaim-Plaintiffs, have the burden of proving each element, including damages, of each of their causes of action against each Defendant or Counterclaim-Defendant, as the case may be, by a preponderance of the evidence.”261 Similarly, defendants and counterclaim-defendants bear the burden to prove each element of each of their affirmative defenses by a preponderance of the evidence.262 Specific performance, however, “is a matter of grace that rests in the sound discretion of the court,” and the “party seeking specific

260 The parties did not brief whether Delaware or Tennessee law governs which party has the burden of proof. On this issue, plaintiff cites only Delaware authorities, but defendants cite both Delaware and Tennessee authorities. See Pl.’s Post-Trial Opening Br. 37-38; Defs.’ Answering Post-Trial Br. 28-29. “Generally, burden of proof is considered a procedural issue and the forum will apply its burden of proof unless the ‘primary purpose of the relevant rule of the state of the otherwise applicable law is to affect decision of the issue rather than to regulate conduct of the trial.’” Meyers v. Intel Corp., 2015 WL 227824, at *4 (Del. Super. Jan. 15, 2015) (citing Restatement (Second) of Conflict of Laws § 133 (1971)). Because the parties did not argue that Tennessee law on which party has the burden of proof differs in any material respect from Delaware law, I apply Delaware law on this issue. Cf. In re IBP, Inc. S’holders Litig., 789 A.2d 14, 53 (Del. Ch. 2001) (Strine, V.C.) (emphasis in original) (holding that the “question of which party has the burden of proof may be seen as purely procedural. But the question of what the burden of proof is typically constitutes a policy judgment designed to affect the outcome of the court’s decision on the merits.”).

261 Revolution Retail Sys., LLC v. Sentinel Techs., Inc., 2015 WL 6611601, at *9 (Del. Ch. Oct. 30, 2015).

262 Austin v. Judy, 2013 WL 1944102, at *2 (Del. May 9, 2013) (TABLE).

performance has the burden of proving entitlement by clear and convincing evidence.”263

The parties do not disagree with the foregoing general principles, but defendants argue that, as part of TA’s burden to prove its entitlement to specific performance, TA also must show that it is not in default of the Merchant Agreement due to any material breach of the RFID Agreement. For support, defendants cite the rule in Peden v. Gray that “specific performance will not be granted to a party in breach of the agreement sought to be enforced.”264 In Peden, the Court denied a request to specifically enforce a land sales contract because the purported buyer was not “ready, willing, and able to perform his obligations under the contract.”265 Peden is readily distinguishable from this case, where defendants do not challenge TA’s willingness or ability to perform under the Merchant Agreement, but seek to terminate the Merchant Agreement based on a theory of failure of consideration that is raised as an affirmative defense and in their counterclaim.266

263 Peden v. Gray, 2005 WL 2622746, at *3 (Del. Oct. 14, 2005).

264 Id.

265 Id.

266 Dkt. 72. The other case defendants rely on, AQSR India Pvt., Ltd. v. Bureau Veritas Hldgs., Inc., is equally inapposite. The Court in AQSR India denied a motion for judgment on the pleadings by a party seeking specific performance because the party resisting specific performance alleged sufficient facts to show that the other side was in breach of the contract. AQSR India Pvt., Ltd. v. Bureau Veritas Hldgs., Inc., 2009 WL 1707910, at *6-7 (Del. Ch. June 16, 2009).

This case is more analogous to In re IBP, Inc. S’holders Litig, where IBP, Inc. sued Tyson Foods, Inc. to specifically enforce a merger agreement. Tyson argued that it was entitled to terminate the agreement because, among other things, IBP breached certain of its contractual representations.267 Then-Vice Chancellor Strine held that IBP bore the burden of persuasion to justify its entitlement to specific performance but further observed:

In this case, IBP’s and Tyson’s respective abilities to perform the Merger Agreement are not disputed. Nor is there any doubt that the Merger Agreement, on its face, is a binding contract setting forth specific rights and duties. What is most at issue is whether Tyson had a right to terminate what appears to be a valid and binding contract, or to rescind that contract because of misrepresentations or material omissions of fact in the negotiating process.268

The IBP Court went on to hold that “a defendant seeking to avoid performance of a contract because of the plaintiff’s breach . . . must assert that breach as an affirmative defense” and “bears the burden to show that a breach . . . excused its nonperformance.”269

As was the case in IBP, TA’s and Comdata’s respective abilities to perform the Merchant Agreement are not disputed. Nor is there any doubt that the Merchant Agreement, on its face, is a valid and binding contract. What is most at issue is

267 IBP, 789 A.2d at 51-52.

268 Id. at 52-53.

269 Id. at 53.

whether Comdata had a right to terminate the Merchant Agreement, as amended, based on TA’s purported material breach of the RFID Agreement. Under the reasoning of IBP, defendants bear the burden of proof on that issue.270 To the extent TA argues that it cured any material breach alleged by defendants, however, TA will bear the burden to prove that “its proffered cure did, in fact, conform to the terms of the contract.”271

To be clear, although defendants bear the burden to prove their affirmative defense to TA’s claim for specific performance (Count II), TA still bears the burden of proof under Count I, which seeks a declaration that it is not in default of the Merchant Agreement based on any purported breach under the RFID Agreement.272

D.                                    The RFID Agreement Is Partial Consideration for the Amendment

“Where the language of the contract is clear and unambiguous, its literal meaning controls the outcome of contract disputes.”273 Thus, I begin my analysis

270 Considering that IBP involved alleged breaches of contractual obligations contained in the agreement sought to be enforced, and this case involves an alleged material breach of a facially separate agreement, the facts here appear to provide stronger support for the conclusion that defendants should bear the burden of proving that Comdata was entitled to terminate the Merchant Agreement based on TA’s alleged failure to perform under the RFID Agreement and that TA indeed materially breached the RFID Agreement.

271 Sinco, Inc. v. Metro-N. Commuter R. Co., 133 F. Supp. 2d 308, 313 (S.D.N.Y. 2001); see also BellSouth Telesensor v. Info. Sys. & Networks Corp., 65 F.3d 166, at *7 (4th Cir. 1995).

272 Dkt. 1 ¶ 107.

273 Stephenson, 2004 WL 383317, at *4.

by examining the language of the Amendment. The Amendment’s only reference to the RFID Agreement appears in the recital, which states, in relevant part, that:

WHEREAS, on December 14, 2011, [TA] and Comdata entered into the FIM Solution Agreement pursuant to which [TA] has agreed to purchase and install RFID (Radio Frequency Identification), a technology distributed exclusively by Comdata, at all of its locations nationwide; and

. . .

NOW, THEREFORE, in consideration of the foregoing and the other mutual covenants and agreements described in this Amendment, the parties hereby agree as follows . . . 274

Thus, the Amendment, on its face, suggests that the parties’ entry into the RFID Agreement was partial consideration for the Amendment.

I do not end the analysis here, however, for two reasons. First, although recitals “may have a material influence in construing the contract and determining the intent of the parties, and in such respect they should, so far as possible, be reconciled with the operative clauses and be given effect,”275 recitals “do not ordinarily form any part of the real agreement” and “do not have the force of contractual stipulations.”276 Second, although the word “consideration” is a legal

274 JX0005 at 1 (emphasis added).

275 In re Pyramid Operating Auth., Inc., 144 B.R. 795, 814 (Bankr. W.D. Tenn. 1992).

276 Id.

term carrying particular significance in contract interpretation,277 it is possible that “consideration” was used in a non-legal way in the recital quoted above.278 Therefore, I turn to extrinsic evidence to ascertain the parties’ intentions at the time of contracting.

When TA and Comdata negotiated the Amendment and the RFID Agreement, they were less than one year into a five-year Merchant Agreement.279 Given this context, the obvious question that arises is why Comdata would enter into the Amendment, which ostensibly was against Comdata’s financial interests insofar as the Merchant Agreement is concerned because the Amendment lowered the recently negotiated transaction fees it could charge TA and extended the amount of time Comdata would be locked into those lower fees. Comdata contends that the “very object” of its entering into the Amendment was to secure TA’s promise to activate RFID technology.280 TA argues in response that the principal purpose of the Amendment was to extend the payment processing relationship between the parties.281 The great weight of the evidence supports Comdata’s position.

277 See Tr. 891-92 (Young) (discussing the definition of “consideration” in Black’s Law Dictionary).

278 See Tr. 838-39 (Young) (testifying that “in consideration of” means “in light of” as used in the recital).

279 PTO ¶ 1.

280 Defs.’ Answering Post-Trial Br. 34.

281 Pl.’s Post-Trial Opening Br. 53.

First, contemporaneous documentary evidence concerning the negotiation of the Amendment and the RFID Agreement supports Comdata’s position. When TA and Comdata started exchanging drafts of the two agreements, O’Brien told Comdata that “[i]t’s important to me to have all the agreements done simultaneously.”282 TA’s initial proposal for the Amendment in fact tied the lower transaction fees directly to the deployment of RFID on a site-by-site basis.283 Comdata removed this condition in later drafts only because of certain technological limitations on its ability to charge TA different rates at different locations.284 Furthermore, when Comdata sent its first draft amendment to TA, it reduced TA’s requested extension from twenty years (until 2036) to six years (until 2022),285 an action much more consistent with Comdata’s position than TA’s.

Second, the record is devoid of any plausible evidence that could support the notion that Comdata was so interested in extending its relationship with TA in late 2011 that it was willing to lower the rates it contractually was entitled to charge TA for another four years (i.e., from December 31, 2011 to January 2, 2016) just to secure an extension of the Merchant Agreement. To the contrary, Stevenson testified

282 JX0055 at 1.

283 JX0058 at 12; Tr. 121-22 (O’Brien).

284 Tr. 122 (O’Brien); Tr. 456-58 (Morgan).

285 JX0065 at 6; JX0073 at 4.

that Comdata would not have agreed to the Amendment unless TA agreed to install the RFID technology.286 Reinforcing the point, Stevenson was emphatic that when he first pitched the RFID idea to TA, it “didn’t even cross [his] mind” to ask for an extension of the Merchant Agreement, it “was really TA’s request to Comdata to extend this agreement. It was, you know, as part of the discussions on the — does TA go with Comdata’s cardless solution.”287 This is consistent with O’Brien’s own testimony that “Comdata didn’t ask [TA] for an extension,”288 but that, having just finished a very “tough” negotiation with Comdata over the 2010 Merchant Agreement, O’Brien was interested in extending the Merchant Agreement to avoid renegotiating with Comdata again four years down the road, especially if Comdata was going to be acquired by another company.289 The length of the Merchant Agreement, as amended, is even more remarkable considering that Comdata’s standard practice was to enter into three- to five-year agreements with large merchants.290

286 Tr. 241-42 (Stevenson).

287 Tr. 284 (Stevenson).

288 Tr. 162 (O’Brien).

289 Tr. 139; 145-47 (O’Brien). See also JX0294; Tr. 167-69 (O’Brien) (testifying that in 2013, TA tried to “sell” Comdata another contract extension in exchange for something Comdata wanted at that time, but it did not work).

290 Tr. 455 (Morgan).

Third, the circumstances in the industry surrounding the negotiation of the two agreements support that the RFID Agreement was at least partial consideration for the Amendment.291 In the fall of 2011, when Stevenson reached out to O’Brien regarding the RFID technology, the biggest truck-stop chain, Pilot, already had teamed up with Comdata’s competitor EFS in launching Zonar. In Stevenson’s own words, “Comdata’s whole strategy” then was to “secure Love’s and TA, Number 2 and 3 in the industry.”292 O’Brien knew Comdata was anxious to launch RFID to stay competitive, and he seized upon this opportunity to obtain what he wanted from Comdata in return, suggesting to Comdata that it “had competition to get TA to deploy [its] cardless solution.”293

Considering all of this evidence, as well as (1) O’Brien’s testimony that he actually was “dubious” about the future of the RFID technology at the time TA entered into the RFID Agreement,294 (2) Stevenson’s testimony that “it really wasn’t a major driver of [Comdata’s] to extend” the Merchant Agreement,295 and (3)

291 Stephenson, 2004 WL 383317, at *4 (“The language of a contract should be construed with reference to the situation of the parties, the business to which the contract relates, the subject matter of the agreement, the circumstances surrounding the transaction, and the construction placed on the contract by the parties in carrying out its terms.”).

292 Tr. 272 (Stevenson).

293 Tr. 126-30 (O’Brien).

294 Tr. 131 (O’Brien).

295 Tr. 284 (Stevenson).

Morgan’s testimony that based on his thirty-year experience in the business, he saw “zero” business benefit to Comdata in agreeing to an extension of the Merchant Agreement absent the RFID Agreement,296 I find that when TA and Comdata executed the Amendment and the RFID Agreement, the main bargain was that Comdata would lower TA’s rates and extend the Merchant Agreement, in exchange for TA’s promise to deploy the RFID technology. As O’Brien testified:

Q. They proposed RFID terms. You counter-proposed with an extension. Correct?

A. That’s fair.297

In support of its position that the principal purpose of the Amendment was to extend the parties’ payment processing relationship, TA relies on a portion of Stevenson’s testimony and the testimony of its in-house counsel (Young), who drafted the recitals in the Original Amendment and the Amendment referencing the RFID Agreement.

Young testified that he added to the draft amendment the “WHEREAS” clause memorializing the execution of the RFID Agreement only to provide context for the term “FIM Solution,” which was referenced in Section 1 of the Original Amendment.298 But when Young revised the Original Amendment on January 5,

296 Tr. 455 (Morgan).

297 Tr. 163 (O’Brien).

298 Tr. 836-37, 877-79 (Young); JX0074 at 4.

2012, taking out the reference to “FIM Solution” in Section 1, not only did he not delete the recital referencing the RFID Agreement, he actually revised the relevant recital to make sure it accurately reflected the date the RFID Agreement was entered into.299 Young’s failure to remove the recital as well as his affirmative revision to add the date of the RFID Agreement contradict his assertion that the reference to the RFID Agreement was just to provide context.

Young also testified that he added the words “foregoing and the other” after the phrase “NOW, THEREFORE, in consideration of the” because it was “just a pretty standard way that [he] draft[s] agreements” to provide “reference to what came before and the other mutual covenants which come after.”300 When pressed on the subject, Young admitted that he did not actually remember making these changes, and he could only “surmise from looking at the document why [he] would have done it.”301 In other words, Young’s testimony about his intentions when he drafted the Original Amendment and the Amendment was an after-the-fact reconstruction that is entitled to little weight and does not overcome the great weight of evidence, discussed above, establishing that execution of the RFID Agreement was at least partial consideration for the Amendment.

299 Tr. 881-89 (Young); JX0091 at 2.

300 Tr. 837-38 (Young).

301 Tr. 861-62, 836 (Young).

TA also points to a portion of Stevenson’s deposition testimony where he stated that he decided to extend the Merchant Agreement because he “wanted TA to accept the Comdata cards,” and he “personally was trying to develop a friendly relationship” with the merchants, including TA.302 In weighing this evidence, the circumstances under which Stevenson testified bear mention. Stevenson, who retired from Comdata in 2013,303 did not appear at trial and was first approached about this litigation by O’Brien in December 2016.304 His testimony was provided through video excerpts of his deposition taken in February 2017, during which TA’s counsel asked questions scripted from a draft affidavit they had prepared for Stevenson to sign (he never did) in an attempt to lock down his testimony without Comdata’s involvement shortly after this case was filed. Although Stevenson engaged his own counsel after O’Brien approached him, his counsel did not attend the deposition.305

Having listened carefully to the video excerpts at trial and re-reviewed the entirety of the trial transcript of that testimony since then, I find that Stevenson’s testimony at times was confusing and imprecise and reflected a poor recall of some

302 Tr. 288 (Stevenson).

303 Tr. 224 (Stevenson).

304 Tr. 230-31 (Stevenson).

305 Tr. 223 (Stevenson).

important aspects of the dealings between TA and Comdata. Stevenson, for example, had not recalled that the Amendment reduced TA’s rates—a rather significant fact—until he was reminded by someone shortly before his deposition.306 The one point on which Stevenson was clear and emphatic, however, and which I credit as reflective of Comdata’s intentions at the time, is that the proposal to extend the term of the Merchant Agreement came from TA after Comdata had approached TA to implement the RFID technology, that it “never crossed” his mind “to extend the contract” before then, and that Comdata would not “have agreed to amend TA’s merchant agreement unless TA agreed to install RFID technology.”307

In sum, based on all the evidence of record, I conclude that the RFID Agreement was at least partial, although perhaps not full, consideration for the Amendment. Whether the RFID Agreement was partial or full consideration is immaterial for purposes of this case, moreover, because under Tennessee law, even a partial failure of consideration could allow rescission of a contract if the failure affects “the very object of the contract or concerns a matter of such prime importance that the contract would not have been made if the parties had expected or contemplated that particular default.”308

306 Tr. 281-82 (Stevenson).

307 Tr. 241-42, 281-82, 287 (Stevenson).

308 Eldredge I, 1994 WL 287574, at *1.

E.                                    Any Purported Breach by TA of the RFID Agreement Did Not Affect the Very Object of the Amendment

At its core, defendants’ contention is that TA launched the RFID technology too late, and that the delay constituted a failure of consideration that affected the very object of the Amendment. Although it is not entirely clear from the record or defendants’ submissions when they think the contractual deadline for TA’s performance should have been, defendants contend that it already was too late by the time Comdata sent TA the notice of default in September 2016.309

The RFID Agreement itself contains no specific deadline for TA’s launch of the RFID technology. It provides, in Section 5, only that “Comdata and [TA] will reasonably cooperate to integrate the FIM system and [TA]’s point of sale and/or other relevant systems and to complete that integration as soon as reasonably practical.”310 In their responses to TA’s first set of interrogatories, defendants assert that TA first breached this provision of the RFID Agreement “no later than August 2013.”311 It is undisputed, however, that Comdata and FleetCor never informed TA before the September 7, 2016 notice of default that they believed TA was in breach of the RFID Agreement or the Merchant Agreement, or requested that TA do

309 See generally Defs.’ Answering Post-Trial Br. 39-48.

310 JX0003 §5 (emphasis added).

311 JX0648 at 10.

anything different with respect to the RFID technology from what TA was doing.312 Despite this apparent inconsistency, defendants contend that they have been deprived of the benefit of their bargain in connection with the Amendment. Defendants did not sustain their burden of proof on this issue.

1.                                      Defendants’ “Technology Window” Argument Finds No Support in the Parties’ Negotiation History or Subsequent Conduct

Defendants first argue that the consideration Comdata received in entering into the Amendment was TA’s promise to launch the RFID technology before the “technology window” closed. They further argue that the technology window for RFID had closed by 2016, and thus “[b]y definition, . . . the consideration TA promised to Comdata in return for the Amendment failed unless” TA’s delay was excused.313 Defendants, however, did not offer any credible evidence that could support a finding that the concept of a “technology window” was part of the bargain

312 See, e.g., Tr. 101-03 (O’Brien); Tr. 316 (Rowe); Tr. 495-97, Tr. 504-10 (Morgan); Tr. 748-51 (Secord). Comdata also represented to FleetCor in their merger agreement, dated as of August 12, 2014, that the Merchant Agreement—which was scheduled as one of Comdata’s “Material Contracts”—was “valid and binding and in full force and effect” and that, to Comdata’s knowledge, no other party thereto has “failed to perform any act which . . . would constitute a material default under any provision” thereof. JX0350 at 29-30; JX 352 at 32. Although the Amendment was not expressly referenced in the schedule of Material Contracts, it would be reasonable to assume that the reference to the Merchant Agreement was intended to include any amendments thereto as of the date of the merger agreement, which would include the Amendment.

313 Defs.’ Answering Post-Trial Br. 40.

when the parties entered into the Amendment or the RFID Agreement. The argument instead appears to be a post-hoc fabrication.

To start, the RFID Agreement itself makes no mention of any “technology window.” Comdata also did not offer any evidence—contemporaneous with the negotiation of the RFID Agreement and the Amendment or at any time during the five years after the two agreements were executed—indicating that TA promised to launch the RFID technology in all of its locations before any so-called “technology window” would close.314 The contractual obligation that TA does have under the RFID Agreement—to complete “integration as soon as reasonably practical”—thus has no apparent connection to any “technology window.”

Notably, Comdata also did not refer to the allegedly closed “technology window” in its September 7, 2016 notice of default, or in its November 2 notice of termination to TA.315 Indeed, Comdata’s offering of a thirty-day cure period in its September 7 notice of default and its continuing acceptance of TA’s payment for RFID equipment after September 2016 is in tension with its litigation position that

314 See Defs.’ Answering Post-Trial Br. 39-40. TA’s counsel pointed out during oral argument that “[t]he concept of a technology window appears no place in any of the exhibits anywhere. The first time it gets inserted into the record is when Mr. Secord testified on the third day of trial.” Tr. Oral Arg. 151. Comdata’s counsel did not offer any rebuttal on this point.

315 See JX0500; JX0604.

cure was impossible because the window for the RFID technology had closed by September 2016.316

The only substantive reference in the record to a “technology window” came from Secord’s testimony at trial. Essentially, Secord testified that he concluded in 2016 that the window for the RFID technology had closed.317 Even assuming that Secord’s conclusion with respect to the technology window is correct,318 it has no bearing on whether Comdata failed to obtain the benefit of its bargain in connection with the Amendment. Secord joined Comdata in July 2015. His testimony regarding a “technology window” cannot speak to the parties’ intentions in 2011, and thus is

316 See Birkholz v. Hardy, 2004 WL 1801736, at *1 (Tenn. Ct. App. Aug. 11, 2004) (“In ascertaining the intentions of the parties, the court may look to the prior course of conduct between the parties. In this regard, a party will not be heard to take a position inconsistent with his admitted previous course of conduct.”).

Comdata argues that it offered TA the cure period as an “exercise of maximum caution.” Tr. Oral Arg. 126. But this argument finds no support in the record. Cf. JX05 15 (letter from Peerman to O’Brien dated September 21, 2016) at 1 (“Comdata has been and remains ready for TA to bring the system live.”); JX0617 (letter from Secord to O’Brien dated December 9, 2016) at 2 (“We are disappointed that . . . TA still did not fully implement RFID after receiving our letter providing a 30-day cure period.”).

317 See, e.g., Tr. 622-12, 650, 656-57 (Secord).

318 Secord’s testimony about a “technology window” being closed conflicts with certain contemporaneous documents. First, as recently as May 2016, Comdata considered a “Potential Acquisition of QuickQ” in order to leverage the “Big 3 ... to make RFID [the] market standard” as a “Go-forward strategy for Merchant Business.” JX0458 at 2. Second, in July 2016, Secord reported to other senior officials at Comdata and FleetCor that Comdata had “[m]ade [a] ‘deal’ proposal to Quick Q. JX0466 at 35.

of no aid in determining what TA promised Comdata at that time with respect to the RFID technology.

Not only does defendants’ “technology window” argument lack evidentiary support, it seems highly improbable when considered against the background of the relevant transactions. TA was the first trucking merchant that contracted with Comdata to purchase and install the RFID system.319 Both Stevenson and O’Brien testified that as of 2011, many uncertainties existed regarding the future of the RFID technology: it was a new product; it was subject to competition from Zonar; and it posed certain challenges to trucking companies that otherwise might be interested in the technology, e.g., it could only be used to purchase fuel and not for other purchases, such as for food or lodging.320 No prediction was made in 2011 as to when the RFID technology window—if such a concept ever was discussed—would close.321 Thus, it seems highly unlikely in my view that TA would have committed itself to an undetermined, and possibly undeterminable, deadline when it entered into the RFID Agreement with Comdata.

As a last resort, defendants rely on Hifn, Inc. v. Intel Corp., a case under Delaware law, for its position that a “technology window” is relevant to determine

319 JX0647 at 4.

320 Tr. 31, 43, 131 (O’Brien); Tr. 248-49, 256-58 (Stevenson).

321 See JX0110 at 34; Tr. 311-12 (Rowe).

what a reasonable time to perform should be.322 Hifn is distinguishable. In that case, Intel Corporation entered into a contract with Hifn, Inc. in which Intel promised to pay Hifn $2 million to develop certain network encryption technology.323 The contract contained “target dates” for completion of each stage of the project, which could “be modified only upon the occurrence of certain conditions.”324 Based on a summary judgment record, the Court found that “during the negotiations between Intel and Hifn, both parties knew that, due to the nature of the TopCat technology, time to market was critical for the TopCat project,” that “although the contractual target dates called for completed performance in about eight months, it took Hifn more than twenty-seven months to finish the job—more than three times longer than expected,” and that “Hifn itself characterized the delays as ‘significant.’”325 As a result, the Court concluded that Hifn “committed a total breach of the contract” for failure to perform within a reasonable time.326

The reference to a “market window” in Hifn is logical and unsurprising because, unlike in this case, both parties in Hifn “understood that the market window

322 Tr. Oral Arg. 96-97.

323 Hifn, Inc. v. Intel Corp., 2007 WL 1309376, at *1 (Del. Ch. May 2, 2007) (Strine, V.C.).

324 Id. at *4, 11.

325 Id. at *3, 8, 12.

326 Id. at *1.

for the TopCat chip would require it to be available by the end of 2003.”327 Indeed, Hifn “missed its own estimation of the market window by over a year.”328 To put it differently, the relevant “market window” informed the Hifn Court’s determination of a reasonable time to perform because it formed part of the parties’ shared expectations when they contracted with each other. Here, no credible evidence exists that would allow the Court to make a similar finding of the parties’ shared intentions.

2.                                      TA Substantially Performed Its Obligation to Reasonably Cooperate to Complete the RFID Integration as Soon as Reasonably Practical

Defendants next argue that TA materially breached its obligation under Section 5 of the RFID Agreement to complete the integration of its POS system with the RFID system “as soon as reasonably practical.”329 Defendants bear the burden of proof on this issue.330

The RFID Agreement does not provide any definition for the term “as soon as reasonably practical,” and the parties provided no legal authority, under Tennessee law or otherwise, interpreting the term.331 TA cites a Tennessee Court of

327 Id. at *12.

328 Id. at *1.

329 JX0003 at 2.

330 See supra. III.C.

331 See Tr. Oral Arg. 94.

Appeals decision, Madden Phillips Construction, Inc. v. GGAT Development Corporation, which holds that “[a] party’s failure to complete a construction project within a time for completion does not constitute material breach absent a provision making time of the essence.”332 Defendants concede that this case does not involve a “time-is-of-the-essence contract,”333 but that concession is not dispositive.

Citing one of its earlier decisions, Minor v. Minor, 334 the Tennessee Court of Appeals also recognized in Madden Phillips that, under Tennessee law, “[i]f there is no agreed date for completion, courts may imply a reasonable time for performance.”335 As the Court stated in Minor, “[w]hat constitutes a reasonable time within which an act is to be performed where a contract is silent upon the subject depends on the subject matter of the contract, the situation of the parties, their intention in what they contemplated at the time the contract was made, and the circumstances attending the performance.”336

332 Madden Phillips Constr., Inc. v. GGAT Dev. Corp., 315 S.W.3d 800, 818 (Tenn. Ct. App. 2009).

333 Tr. Oral Arg. 94-95.

334 Minor v. Minor, 863 S.W.2d 51, 54 (Tenn. Ct. App. 1993).

335 Madden Phillips, 315 S.W.3d at 822.

336 Minor, 863 S.W.2d at 54 (quoting 17A Am. Jr. 2d Contracts § 480 (1991)).

Defendants did not discuss Madden Phillips or Minor in their post-trial brief, but instead relied on non-Tennessee authorities for the proposition that even if time was not of the essence, failing to perform within a reasonable period of time is a material breach of contract.337 Like Minor, the cases defendants cite recognize that determining what constitutes a reasonable amount of time for performance where the contract is silent on the subject is a fact-specific inquiry.338 Applying the rule defendants advocate, which appears to be consistent with Minor, I conclude that TA did not materially breach the RFID Agreement because TA reasonably cooperated with Comdata to complete the RFID integration into its POS system within a reasonable period of time, i.e., “as soon as reasonably practical.”

Although, as mentioned above, the RFID Agreement does not provide any definition for the term “as soon as reasonably practical,” the drafting history and surrounding text are instructive. Notably, it was O’Brien who proposed this

337 Defs.’ Answering Post-Trial Br. 41-42 (citing Hifn, Inc. v. Intel Corp., 2007 WL 1309376, at *11 (Del. Ch. May 2, 2007); Lee-Scott v. Shute, 2017 WL 1201158, at *6-7 (Del. Com. Pl. Jan. 30, 2017); Hadley v. Krolick, 1999 WL 1847376, at *4 (Del. Com. Pl. May 24, 1999); Int’l Prod. Specialists Inc v Schwing Am., Inc, 580 F.3d 587, 597-98 (7th Cir. 2009); Jafari v. Wally Findlay Galleries, 741 F. Supp. 64, 67-68 (S.D.N.Y. 1990)).

338 See, e.g., Int’l Prod. Specialists 580 F.3d at 597 (“What constitutes a reasonable time for performance given the facts of the case is again a question of fact to which we defer to the district court.”); Jafari, 741 F. Supp. at 67 (“a reasonable time ... depends on the nature, purpose and circumstances of such action”) (quoting New York’s UCC 1-204(2)).

language on behalf of TA in his initial markup of the RFID Agreement, when he added the following:

Subsequent to the date of this agreement, Comdata and [TA] will reasonably cooperate to integrate the FIM system and TA’s point of sale and/or other relevant systems and to complete that integration as soon as reasonably practical. Comdata understands that a portion of the process of integration will need to be coordinated between Customer and [TA’s] vendors and that [TA] will direct its vendors in [TA’s] discretion and at [TA’s] cost. . . . Comdata and [TA] will reasonably cooperate regarding the installation and initial set up of the FIM Software.339

Comdata substantially accepted this insertion in a later draft.340 Therefore, TA’s obligation to “complete the integration as soon as reasonably practical” should be viewed in the context of the parties’ mutual obligation to “reasonably cooperate” and TA’s discretion to direct its vendors as it sees fit.

As noted above, defendants contend that TA first failed to “reasonably cooperate to integrate the FIM System and TA’s point of sale and/or other relevant systems and to complete that integration as soon as reasonably practical” in August 2013.341 Thus, defendants do not challenge TA’s diligence before August 2013. Indeed, the trial evidence establishes that TA worked closely with Comdata during the first two years of the installation process, including on the short canopy issue

339 JX0058 at 14-15 (emphasis added).

340 JX0069 at 3.

341 JX0648 at 10.

that mainly was caused by Comdata’s failure to adequately diligence the RFID system.342 TA made good progress during this period: it completed Phase 1 of the RFID rollout by November 2012,343 Phase 2 of the rollout by April 2013,344 and finished initial installation of the RFID hardware at all of its locations by December 2013.345

The close coordination between TA’s and Comdata’s RFID personnel ended in August 2013, when a Comdata director suggested discontinuing the project team’s weekly calls in order for Comdata to focus on “new customers coming on board to get them ramped as quickly as possible to make our 2013 numbers.”346 It is not entirely clear from the record how often TA and Comdata engaged in discussions about RFID from that point on,347 but it is clear that Comdata was aware of TA’s switch from TravStar1 to Retalix no later than August 2013,348 and that Comdata was aware of the water damage problems TA experienced in 2014.349 Despite its

342 JX0221 at 1 (internal Comdata email noting that “as the year progressed, it became very apparent the proper due diligence on this product was not done on the front end.”).

343 JX0237 at 2; Tr. 335-36 (Rowe).

344 JX0271.

345 Tr. 344-45 (Rowe).

346 JX0290 at 1; JX0295.

347 Tr. 101, 189 (O’Brien); Tr. 245 (Stevenson); Tr. 495-96 (Morgan); Tr. 316-17 (Rowe).

348 JX0301 at 1; Tr. 558 (Morgan); Tr. 245, 291-92 (Stevenson).

349 Tr. 346-47 (Rowe); JX0335.

awareness of these two issues that were causing delays to TA’s RFID installation, Comdata never once expressed to TA any dissatisfaction with TA’s RFID rollout effort until the September 2016 notice of default.350 Comdata’s three-year silence fundamentally undermines its contention that TA did not reasonably cooperate to complete the RFID installation as soon as reasonably practical, or that the purported delay was material. As the Tennessee Court of Appeals stated many years ago, “a course of conduct pursued by the parties is the very strongest evidence of what contracting individuals originally intended.”351

It also was reasonable in my view for TA to defer launching RFID at all of its locations until it had finished replacing TravStar1 with Retalix.352 The RFID system

350 Tr. 101-03 (O’Brien); Tr. 504-10 (Morgan); Tr. 748-50 (Secord).

351 Frierson, 148 S.W.2d at 37; see also Johnson v. Welch, 2004 WL 239756, at *8 (Tenn. Ct. App. Feb. 9, 2004) (holding as to reasonableness regarding time of performance that “[t]he course of conduct of the parties is strong evidence of the parties’ original intent.”). At oral argument, defendants’ counsel contended that no negative inference should be drawn from Comdata’s silence because if TA’s TravStar1 system was too unstable to support the RFID software, as TA now contends, then it would make no difference whether or not Comdata had asked TA to launch the RFID system earlier. Tr. Oral Arg. 84-86. The flaw in this argument is that there is no evidence suggesting that Comdata believed at the time that it was impossible for TA to run RFID on TravStar1. Indeed, defendants continued arguing, post-trial, that TA could have run RFID on TravStar1 as it was transitioning to Retalix. See Defs.’ Answering Post-Trial Br. 44; Tr. Oral Arg. 91.

352 I focus on the delay caused by TA’s POS system switch because the period of delay caused by the water damage issue substantially overlapped with, and was shorter than, the delay caused by the POS system switch. In addition, evidence at trial suggests that the water damage problem arose partially because of a deviation from the RFID equipment installation guide that was recommended by Velociti and approved by QuikQ. Thus, under Tennessee law, TA likely would be excused from liability for the resulting delay. See Anil Constr. Inc. v. McCollum, 2015 WL 4274109, at *6, 12 (Tenn. Ct. App. July 15, 2015)

is an add-on feature to, and thus can only operate with, a working POS system.353 In early 2013, TA’s then-POS system—TravStar1—was “too unstable to support [TA’s] business” and as a result TA decided to replace TravStar1 with Retalix, a different POS system that had been used for years by Pilot and Love’s.354

The parties dispute whether TA could have run RFID on TravStar1 even as it was transitioning to Retalix.355 The only evidence in the record on this issue concerns the fact that, in late 2016, after receiving Comdata’s notice of default, TA ran RFID for approximately four to eight weeks in more than two dozen sites that were still running TravStar1.356 Rowe testified that TA took this action because of the small number of sites and the short period of time involved, and that TA could not have turned RFID on before then because running the system on too many TravStar1 sites for an extended period of time would have created an unacceptable level of risk of further destabilizing TravStar1.357 Defendants did not put forward

(affirming trial court’s finding that defendant “did not breach the contract by failing to timely complete his obligations” because “although construction was undisputedly delayed, the delay was not solely the fault of” defendant. Instead, “unfavorable weather, the delays of other subcontractors, and [plaintiff’s principal]’s many requests caused much of the delay.”).

353 Tr. 425 (Rowe); Tr. 722 (Secord).

354 JX0317 at 4; Tr. 340-42, 373-74 (Rowe); Tr. 95 (O’Brien).

355 Defs.’ Answering Post-Trial Br. 44; Pl.’s Post-Trial Opening Br. 19.

356 Tr. 320-22, 383 (Rowe).

357 Tr. 320-21, 384 (Rowe).

any evidence to contradict Rowe’s testimony,358 which I generally found to be credible and credit here.359

Defendants also contend that TA breached the RFID Agreement by prioritizing its DEF rollout over the RFID rollout. As an initial matter, TA’s obligation under the RFID Agreement was to “reasonably cooperate” to launch the RFID system “as soon as reasonably practical.” TA was not obligated to treat the RFID project as its top priority. Moreover, although the DEF rollout in January 2013 revealed how unstable TravStar1 was, TA had issues with TravStar1 long before the DEF rollout, as Comdata was aware.360

358 Defendants’ inability to marshal such evidence can be attributed to their three-year silence from 2013 to 2016. Had defendants inquired even once about whether TA could turn on RFID before it substantially completed its POS system transition, it stands to reason that there would have been contemporaneous documents assessing the feasibility of doing so.

359 Evidence in the record also establishes that TA and Comdata both knew, before they entered into the RFID Agreement, that QuikQ was not fully compatible with TravStar1. Thus, it is understandable that TA had concerns about further destabilizing its POS system if it launched RFID at too many TravStar1 sites. See JX0049 at 1 (Stevenson informing O’Brien on Nov. 10, 2011 that “Quik-Q today is only fully interfaced with Retalix”); JX0122 at 4 (Comdata internal document dated March 16, 2012 noting “[o]ne concern [TA] continue[s] to bring up is when [Comdata] will have all the development done . . . to integrate into their POS.”).

360 See Tr. 94-95, 175-76 (O’Brien); JX0042 (email from Patton to Morgan and Stevenson dated October 17, 2011: “I believe [TA’s] frustration with fiscal continues to escalate.”); JX0048 at 1 (email from Stevenson to Morgan dated November 6, 2011, “We also have the Comdata POS software as a bargaining tool as we understand [TA is] struggling with their current solution.”).

In view of the above, I conclude that TA acted reasonably in not launching the RFID software on its TravStar1 system before September 2016 because of the stability problems it was experiencing with TravStar1. TA also acted reasonably in not turning on the RFID software location-by-location as it was transitioning to Retalix from 2013 to 2016. At the RFID project kickoff meeting in February 2012, TA and Comdata agreed that the RFID system should not be launched until installation was complete at all TA sites,361 and in the subsequent four and half years, no one at TA or Comdata ever suggested that TA should deviate from this mutually agreed-upon launch plan. 362 Thus, TA should not be faulted for failing to “reasonably cooperate” when it adhered to the parties’ shared expectations all along.

Finally, defendants contend that “the best evidence that TA failed to perform ‘as soon as reasonably practical’ is the fact that Love’s had RFID up and running by 2013.”363 But it is undisputed that (1) Love’s contracted directly with QuikQ, not Comdata, with respect to its RFID implementation, and neither party focused on whether Love’s contractual obligations were similar to TA’s under the RFID Agreement;364 (2) Love’s used the Retalix POS system, which was compatible with

361 Tr. 337-39 (Rowe).

362 Tr. 98 (O’Brien); Tr. 339-40 (Rowe); Tr. 566-68 (Morgan); Tr. 750 (Secord).

363 Defs.’ Answering Post-Trial Br. 45-46.

364 Tr. 569-70 (Morgan).

QuikQ during the relevant time period;365 and (3) Love’s had only eight sites with short canopy issues while TA had up to 145 short canopy sites to deal with.366 Given the dramatic differences between the circumstances surrounding Love’s and TA’s RFID rollout, I see no basis to draw any inference about the timeliness of TA’s performance from the speed with which Love’s allegedly completed its RFID integration.

3.                                      Comdata’s Own Material Breach of the RFID Agreement Excuses Any Purported Failure to Cure by TA

TA argues that even assuming arguendo that it failed to “reasonably cooperate” to integrate the RFID system “as soon as reasonably practical” as of September 2016, the trial evidence still establishes that TA cured any purported material breach by substantially completing RFID integration by October 13, 2016, the last day of the cure period.367 TA bears the burden of proof on this issue.368

In Tennessee, “substantial compliance with the contract upon the part of the complainant [i]s all that the law require[s].”369 On October 13, 2016, TA notified

365 Tr. 175 (O’Brien).

366 JX0239 at 5.

367 See Biancheri v. Johnson, 2009 WL 723540, at *11 (Tenn. Ct. App. Mar. 18, 2009) (holding that if the breach is cured, all parties must perform their obligations).

368 See supra. III.C.

369 Mullins v. Greenwood, 1927 WL 2222, at *5 (Tenn. Ct. App. Dec. 20, 1927); see also 21 Tenn. Prac. Contract Law & Practice § 11:11 (“In Tennessee, the termination of a

Comdata concerning the status of the installation of the RFID system at its “224 company travel center locations:”

We are substantially complete in that we are currently accepting RFID transactions at 201 travel centers. As to the remaining 23 sites, we are repairing damaged equipment at 1 site and we will install the System at 22 sites as soon as we receive the equipment and software licenses which are waiting on from Comdata.370

In other words, according to TA, as of the last day of the cure period, it was accepting RFID transactions at approximately 90% of its locations. Despite TA’s representation of substantial compliance by October 13, defendants argue that TA did not cure the purported material breach for three reasons.

First, defendants argue that RFID was not “up and running at all of [TA’s] locations,” but at only 90% of the sites.371 Setting aside that 90% completion probably satisfies the “substantial compliance” requirement under Tennessee law,372 the trial evidence establishes that the 10% of locations that were not completed were substantially complete contract constitutes a material breach of contract because substantial completion of a project equates to substantial performance of the contract.”).

370 JX0565; Tr. 322-24 (Rowe). According to Rowe, all but one of the twenty-two sites for which TA was waiting for equipment or software licenses were completed by December 31, 2016. Tr. 324 (Rowe).

371 Defs.’ Answering Post-Trial Br. 49-50.

372 See Madden Phillips, 315 S.W.3d at 816 (“By allowing Madden Philips to complete ninety percent of the project without further objection, GGAT waived its right to assert Madden Philips’ wrongful suspension as the first material breach of the parties’ contract.”).

waiting for equipment and software from Comdata.373 Under Section 4 of the RFID Agreement, TA must obtain the RFID software from Comdata,374 and under Section 5 of the RFID Agreement, Comdata is obligated to ship the RFID system to each location designated by TA. 375 It is undisputed that, as of September 2016, Comdata’s contract with QuikQ had expired and Comdata thus did not have a contractual arrangement in place with QuikQ during the cure period to supply the equipment and software ordered by TA.376 Although Comdata worked with QuikQ to eventually secure the equipment, which arrived after the cure period, Comdata’s failure to have a contract in place with QuikQ at that time likely added to the delay in the installation process.377

Second, defendants argue that TA did not in fact know “whether RFID transactions were actually being processed” as of October 13, 2016.378 Although TA was able to determine that substantially all of its locations were capable of reading RFID tags and processing RFID transactions,379 the only reason that TA

373 JX0565; Tr. 322-24 (Rowe).

374 JX0003 § 4(b)(3).

375 JX0003 § 5.

376 JX0484; JX0537 at 10.

377 JX0525; JX0526; Tr. 320, 324 (Rowe).

378 Defs.’ Answering Post-Trial Br. 49.

379 Tr. 322-25 (Rowe).

could not know which sites were actually processing RFID transactions was that Comdata refused to share that information with TA. The evidence shows that in October 2016, a Comdata employee inadvertently provided TA with some aggregate RFID transaction data, but was instructed by his superiors not to send TA “anything further” shortly thereafter.380 In Secord’s words, the “service associate shared the spreadsheet . . . without thinking twice . . . Not sure that this changes much, but [TA] clearly now know[s] we have an ability to track and that we are doing so.”381

Third, defendants argue that the test results from their secret visits to TA sites show that “TA was not able to process RFID transactions at all of the locations where it claimed to have had hardware installed. Comdata visited nearly 10 percent of the locations that TA claimed were operational . . . and the test transactions failed at half of those locations.”382 But defendants’ testing, which breached a requirement in the RFID Agreement that Comdata provide TA “reasonable prior notice” before auditing TA locations,383 was flawed. Testers did not present the RFID tags at the fueling lanes in standard eighteen-wheelers, for which the RFID system was designed, but instead drove up in whatever cars they had, and in some cases, were

380 JX0579; JX0592; JX0593; Tr. 324-25 (Rowe).

381 JX0593.

382 Defs.’ Answering Post-Trial Br. 50.

383 JX0003 § 4(f).

not even in vehicles but waved the tag around in person.384 In addition, although Secord testified that driver training was necessary to use the RFID technology, he acknowledged that some of the testers were sales associates who did not have the necessary training.385 Aside from the flawed testing methods, TA also disputes the accuracy of defendants’ assertion that “test transactions failed at half of those locations” based on defendants’ own reports.386

In Roy McAmis Disposal Serv., Inc. v. Hiwasee Sys., Inc., the Tennessee Court of Appeals held that “[t]he party who violates a material provision of a contract will not be heard to complain of a later violation of a similar nature by the other party to the contract.”387 Taking into consideration the foregoing arguments and the evidence of record, I conclude that although TA could not affirmatively show how many of its sites were actually processing RFID transactions by the end of the cure period—due to Comdata’s refusal to share necessary information with TA—TA has sustained

384 Tr. 800-01 (Secord).

385 Tr. 746, 801-02 (Secord).

386 See Pl.’s Post-Trial Reply Br. 17; Tr. 802-07 (Secord). But see Defs.’ Answering Post- Trial Br. 50-51; Tr. 825-26 (Secord).

387 Roy McAmis Disposal Serv., Inc. v. Hiwasee Sys., Inc., 613 S.W.2d 226, 228 (Tenn. Ct. App. 1979).

its burden to prove that any purported failure to cure should be excused because of Comdata’s own material breach of its obligations under the RFID Agreement.388

As discussed previously, both TA and Comdata were obligated to “reasonably cooperate to” complete the integration of the RFID system “as soon as reasonably practical.”389 Comdata materially breached this obligation by letting its contract with QuikQ lapse and by refusing to share necessary information with TA so that TA could complete the RFID integration as soon as reasonably practical.390 Thus, in my opinion, any purported failure by TA to cure any alleged material breach of the RFID Agreement is excused by Comdata’s own material breach of its obligation to “reasonably cooperate.”

*****

For the reasons explained above, I conclude that the RFID Agreement was partial consideration for the Amendment, but that Comdata was not entitled to

388 See id. (“In Tennessee, the termination of a substantially complete contract constitutes a material breach of contract because substantial completion of a project equates to substantial performance of the contract.”); see also Vraney v. Med. Specialty Clinic, P.C., 2013 WL 4806902, at *30 (Tenn. Ct. App. Sept. 9, 2013) (internal quotation omitted) (“Where the plaintiff’s performance has been wrongfully prevented or hindered by the conduct of the defendant, only the law of the jungle would say that plaintiff’s failure to perform should not be excused.”).

389 JX0003 § 5.

390 See Tr. 392 (Rowe) (testifying that because TA had no “visibility to the transactions that were being seen by Comdata,” TA had to undertake “a complicated initiative to develop analytics to understand what was happening at each lane at each site.”).

terminate the Amendment as of October 13, 2016, because the “demanding circumstances” for a partial failure of consideration that affects “the very object of the Amendment” have not been shown. There was no partial failure of consideration because TA reasonably cooperated with Comdata to integrate the RFID technology with its POS system as soon as reasonably practical. In addition, Comdata’s own material breach of the RFID Agreement excused any purported failure to cure by TA.391 Accordingly, under Count I of its Complaint, TA is entitled to a declaration that Comdata may not terminate the Merchant Agreement, as amended, based on TA’s alleged default under the RFID Agreement.

It is not seriously disputed that “termination of the merchant agreement would have a devastating and immediate impact on TA’s business and its customers,” putting TA at “significant risk” of “losing a significant portion of [its] customer base” as well as “permanently damaging [its] business reputation.”392 For this reason, and based on the findings discussed above, TA has established by clear and convincing evidence its entitlement to specific performance of the Merchant Agreement under Count II of its Complaint. Because the remedies TA seeks under Count III for breach of the duty of good faith and fair dealing overlap completely

391 Because I conclude that TA did not materially breach the RFID Agreement, I do not address TA’s equitable estoppel argument.

392 Tr. 207-08 (O’Brien).

with the remedies it seeks under Count II for breach of the Merchant Agreement,393 and because under Tennessee law, “a breach of the implied covenant of good faith and fair dealing is not an independent basis for relief,”394 I do not need to reach Count III, which is moot.395

F.            FleetCor Is Not Liable for Breach of the Merchant Agreement

Count II for breach of contract is asserted against Comdata, the signatory to the Merchant Agreement, as well as FleetCor, Comdata’s parent company since November 2014. Defendants argue that FleetCor, as a non-signatory, can only be liable for a breach of contract when the Court pierces the corporate veil, which would not be warranted in this case. I agree.

Under Tennessee law, a non-signatory to a contract can be held liable for breach only when the Court pierces the corporate veil.396 FleetCor is not a party to the Merchant Agreement, and thus could be held liable for damages from Comdata’s

393 See Verified Complaint (Dkt. 1) ¶¶ 120-21, 125-26; Verified Supplement to the Complaint (Dkt. 123) ¶¶ 151-52; Pl.’s Post-Trial Opening Br. 61-62.

394 Upperline Equip. Co. v. J & M, Inc., 724 F. Supp. 2d 883, 892 (E.D. Tenn. 2009).

395 See Medicalgorithmics S.A. v. AMI Monitoring, Inc., 2016 WL 4401038, at *25 (Del. Ch. Aug. 18, 2016).

396 See Realty Ass’n v. Richter/Dial Builders, Inc., 2000 WL 146381, at *6-7 (Tenn. Ct. App. Feb. 11, 2000).

early termination of the Merchant Agreement only if the Court pierces FleetCor’s corporate veil.

The parties dispute whether Delaware or Tennessee law governs whether the Court may pierce the corporate veil in this case.397 Under either state’s law, I conclude that TA has not made the necessary showing of exceptional facts that warrants disregarding FleetCor’s separate identity.

In Continental Bankers Life Insurance Company of the South v. The Bank of Alamo, the Tennessee Supreme Court set forth three elements of proof required to pierce the corporate veil:

(1)     The parent corporation, at the time of the transaction complained of, exercises complete dominion over its subsidiary, not only of finances, but of policy and business practice in respect to the transaction under attack, so that the corporate entity, as to that transaction, had no separate mind, will or existence of its own.

(2)     Such control must have been used to commit fraud or wrong, to perpetuate the violation of a statutory or other positive legal duty, or a dishonest and unjust act in contravention of third parties’ rights.

(3)     The aforesaid control and breach of duty must proximately cause the injury or unjust loss complained of.398

TA did not sustain its burden to prove under Tennessee law that FleetCor exercised “complete dominion” over Comdata with respect to the termination of the Merchant

397 Defs.’ Answering Post-Trial Br. 55; Pl. ‘s Post-Trial Reply Br. 27.

398 Cont’l Bankers Life Ins. Co. of the S v Bank of Alamo, 578 S.W.2d 625, 632 (Tenn. 1979).

Agreement, such that Comdata “had no separate mind, will or existence of its own.” The evidence TA has cited at most establishes that Comdata and FleetCor worked together to find “outs” to the Merchant Agreement, which is legally insufficient.

Similarly, under Delaware law, courts “will not lightly disregard a corporation’s jural identity.” 399 “[C]orporate entities as between parent and subsidiary may be disregarded . . . only in the interest of justice, when such matters as fraud, contravention of law or contract, public wrong, or where equitable consideration among members of the corporation require it, are involved.”400 TA did not demonstrate sufficient cause warranting the disregard of FleetCor’s separate identity. TA did not allege any fraud or public wrong, or that FleetCor set up Comdata to contravene any law or contract. TA did not even allege that Comdata lacked the necessary financial resources to pay the damages from its breach of contract claim. Consequently, I decline to take the extraordinary step of veil piercing and conclude that FleetCor is not liable for Comdata’s breach of the Merchant Agreement.

399 Gadsden v. Home Preservation Co., Inc., 2004 WL 485468, at *4.

400 Pauley Petroleum Inc. v Cont’l Oil Co., 239 A.2d 629, 633 (Del. 1968).

G.            Tennessee Consumer Protection Act

In Count IV of its Complaint, TA asserts that defendants knowingly violated the Tennessee Consumer Protection Act (“TCPA”)401 by undertaking a scheme to purposefully divest TA of its contract rights and coerce TA into a substantially less favorable contract. . . . The scheme included contriving a default of the RFID Agreement, forcing a renegotiation of the Merchant Agreement under threat of terminating the parties’ card processing relationship to cause “inconvenience” to TA’s customers, and misrepresenting that its fee proposals in November and later in December 2016 were the same or similar as those it had agreed with Love’s and Pilot.402

“Although the TCPA contains a ‘catch-all’ provision for ‘engaging in any other act or practice which is deceptive to the consumer or to any other person,’ that specific provision is enforceable only by the Tennessee Attorney General’s office.”403 To maintain a private cause of action under the TCPA, a plaintiff must allege a violation of one of the acts specifically enumerated in Tenn. Code Ann. § 47-18-104(b).404

401 Tenn. Code Ann. § 47-18-101 et seq. (West 2017).

402 Pl.’s Post-Trial Opening Br. 59-60. Tennessee courts expressly have held that business entities, “however organized,” “can have standing to bring claims under the TCPA.” Wyndham Vacation Resorts, Inc. v. Consultant Gp., 2014 WL 1922791, at *12 (M.D. Tenn. May 14, 2014). See also Tenn. Code Ann. § 47-18-102 (“This part shall be liberally construed . . . (2) to protect consumers and legitimate business enterprises from those who engage in unfair or deceptive acts or practices in the conduct of any trade or commerce in part or wholly within this state.”).

403 Wyndham Vacation Resorts, Inc., 2014 WL 1922791, at *12 n.22 (M.D. Tenn. May 14, 2014) (citing Tenn. Code Ann. § 47-18-104(b)(27)).

404 Brewer v. Kitchen Designs and Cabinetry, 2013 WL 1400619, at *7 n.1 1 (Tenn. Ct. App. Apr. 5, 2013).

The only specific provision under § 47-18-104(b) that TA identifies for its TCPA claim is § 47-18-104(b)(12), which prohibits misrepresentations “that a consumer transaction confers or involves rights, remedies or obligations that it does not have or involve or which are prohibited by law.”405 The only factual allegations TA identifies to support such a claim are defendants’ alleged misrepresentations that their “fee proposals in November and later in December 2016 were the same or similar as those it had agreed with Love’s and Pilot.”406

A claim under the TCPA requires a causal connection between the alleged conduct and any injury suffered by the plaintiff.407 Because TA has failed to prove causation as explained below, however, its TCPA claim fails.

TA did not identify any harm that was proximately caused by defendants’ alleged misrepresentation in the November 15 meeting or the November 18 written proposal. As O’Brien testified, he rejected defendants’ November fee proposal right after he read it, and he did not file this lawsuit because of the offer defendants made

405 See Pl.’s Post-Trial Opening Br. 58-6 1; Pl.’s Post-Trial Reply Br. 30-33.

406 Pl.’s Post-Trial Opening Br. 59-60.

407 See Harvey v. Ford Motor Credit Co., 1999 WL 486894, at *2 (“Although the Act does not require reliance, plaintiffs are required to show that the defendant’s wrongful conduct proximately caused their injury.”); Arch Wood Prot., Inc. v. Flamedxx, LLC, 932 F. Supp. 2d 858, 870 (E.D. Tenn. 2013) (“To make out a claim under the TCPA, a plaintiff must establish . . . (2) that such loss resulted from an unfair or deceptive act or practice.”).

in November.408 Therefore, TA cannot base its TCPA claim on the alleged misrepresentation concerning defendants’ November fee proposal.409

TA also failed to sustain its burden to prove that the alleged misrepresentation in December—that the February Rates are what a “merchant similar in size to TA would pay”—was the proximate cause of any injury to TA. TA did not put forward any evidence on this causation issue, and the background of the December 9 letter suggests otherwise.

Specifically, on December 9, 2016, after a hearing on TA’s motion for expedited proceedings had been scheduled,410 Secord wrote to O’Brien that:

to minimize the burden on the Court and the parties, Comdata will continue to allow acceptance of Comdata payment methods at TA locations until the final decision of the trial court. . . . However, as TA’s breach has resulted in termination of the existing relationship, Comdata will allow acceptance using the same transaction fees that would be applicable in the event we were to enter into a new agreement with TA today. . . . A merchant similar in size to TA would pay . . . . This rate . . . is what we will charge TA going forward.411

On December 14, at the motion to expedite hearing, the Court commented that Comdata’s representation that it would continue accepting Comdata cards at TA

408 Tr. 200-01 (O’Brien).

409 Given this conclusion, I do not need to decide whether the parties’ discussions at the November 15, 2016 meeting and in the November 18, 2016 correspondence are admissible under Delaware Rule of Evidence 408.

410 Dkt. 12.

411 JX0617 at 2 (the actual rate information is omitted for confidentiality reasons).

locations during the pendency of this litigation mooted TA’s concern of irreparable harm. The Court further explained that it expected that Comdata would honor the commitment it made in its November 2 notice of termination to charge TA the same transaction fees as under the Amendment until January 31, 2017, and that the rates proposed in Comdata’s December 9 letter would go into effect after that until the Court could resolve the issues after trial, which would proceed on an expedited basis with a trial to occur in the spring of 2017.412

Given this context, the record supports the inference that TA accepted the February Rates proposed in Comdata’s December 9 letter because it had no other practical choice given the Court’s ruling, and because it understood the February Rates to be only a temporary arrangement effective during the pendency of this litigation. By contrast, TA has not cited any evidence suggesting that it accepted the February Rates because they were what a “merchant similar in size to TA would pay.”413

Even if I were to find an actionable violation of the TCPA on the basis of the alleged misrepresentation in the December 9 letter, TA would not be entitled to additional damages. TA acknowledges that “other than the trebling, there’s no

412 Dkt. 40 at 33-36.

413 The record does suggest, however, that Comdata’s representation that the February Rates are what a “merchant similar in size to TA would pay” was not entirely honest. See JX4004 at 4; Tr. 963-64 (Platt); JX0465 at 5; JX0617 at 2; Tr. 811-12 (Secord).

independent theory of damages for [its] TCPA claim than [its] contract claim.”414 It is blackletter law that a plaintiff cannot receive double redress for the same wrong,415 and although Tenn. Code § 47-18-109(a)(3) gives a court discretion to award treble damages for “willful or knowing violation” of the TCPA,416 treble damages is not an appropriate remedy under the circumstances of this case.

Under Tenn. Code § 47-18-109(a)(4), “In determining whether treble damages should be awarded, the trial court may consider, among other things:

(A)      The competence of the consumer or other person;

(B)      The nature of the deception or coercion practiced upon the consumer or other person;

(C)      The damage to the consumer or other person; and

(D)      The good faith of the person found to have violated this part.”417

TA is a sophisticated business entity and was represented by sophisticated counsel at the time of the December 9 letter. It will be able to recover its damages under its contract claim that has the same damages theory as the TCPA claim. In addition, as

414 Tr. Oral Arg. 75.

415 Arch Wood Prot., 932 F. Supp. 2d at 871.

416 Tenn. Code § 47-18-109(a)(3) (“If the court finds that the use or employment of the unfair or deceptive act or practice was a willful or knowing violation of this part, the court may award three (3) times the actual damages sustained and may provide such other relief as it considers necessary and proper, except that the court may not award exemplary or punitive damages for the same unfair or deceptive practice.”).

417 Tenn. Code § 47-18-109(a)(4).

recounted above, the December 9 letter was sent in the midst of this litigation and filed with this Court,418 and the alleged misrepresentation contained therein does not constitute such deception or coercion, or bad faith conduct, that would warrant an award of treble damages in my opinion.

H.            TA’s Damages

Because Comdata was not entitled to terminate the Merchant Agreement, as amended, the higher rates it imposed on TA starting from February 1, 2017, constitute a breach of the Merchant Agreement. TA is entitled to damages for the amount of the difference between what TA has been paying under the February Rates and what TA should have paid under the Amendment, plus pre- and post-judgment interest under applicable law. TA’s damages expert estimated the damages, excluding interest, to be around $30,715 per day.419 But because a more precise damages amount may be determined by an accounting, TA is directed to confer with defendants and to quantify the amount of its actual damages in connection with the submission of a form of final judgment. A supporting affidavit should be submitted at that time documenting this calculation.

Section 13(c) of the Merchant Agreement provides for an award of reasonable attorneys’ fees and costs to the prevailing party in a lawsuit enforcing any rights

418 Dkt. 20.

419 JX4004 at 2; Tr. 936-39 (Platt).

under the Merchant Agreement.420 The parties have stipulated to submit a proposed schedule for resolution of the fees and costs issue within ten days of this opinion,421 and should proceed on that basis.

IV.          CONCLUSION

For the reasons explained above, TA is entitled to a judgment in its favor against Comdata (but not FleetCor) on Counts I and II of the Complaint, and on defendants’ counterclaim. Comdata is entitled to a judgment in its favor on Count IV. Count III is dismissed as moot. The parties are directed to submit a form of final judgment within ten days of this opinion when they submit the schedule for resolving the issue of fees and costs.

IT IS SO ORDERED.

420 JX001 at § 13(c).

421 PTO ¶ 115.